EXHIBIT 10.1

GLOBAL IMAGING SYSTEMS, INC. REDACTED VERSION. [****] Indicates information omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

STOCK PURCHASE AGREEMENT

Dated April 5, 2004

By and Among

GLOBAL IMAGING SYSTEMS, INC.

(“Global”)

ITG ACQUISITION I CORPORATION

(“Buyer”)

IMAGINE TECHNOLOGY GROUP, INC.

(the “Company”)

and

THE SELLERS (INCLUDING IMAGINE TECHNOLOGY GROUP, LLC)

(collectively, the “Sellers”)

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		Page
10.3	Counterparts, Facsimile Transmission	64
10.4	Expenses	64
10.5	Binding Effect; Assignment	64
10.6	Entire and Sole Agreement	64
10.7	Governing Law	64
10.8	Invalid Provisions	65
10.9	Public Announcements	65
10.10	Remedies Cumulative	65
10.11	Waiver	65
10.12	Waiver of Jury Trial	65
10.13	Breach or Violation	65
10.14	Breach or Violation	65

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LIST OF EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Opinion of the Company and the Sellers’ Counsel
Exhibit C	Company’s Secretary’s Certificate
Exhibit D	Mutual Release
Exhibit E	Buyer’s Secretary’s Certificate
Exhibit F	Purchase Price Calculation Example
Exhibit G	Equity Subscription Agreement
Exhibit H	Opinion of Global and Buyer’s Counsel
Exhibit I	Global Bank Underwriting Agreement
Exhibit J	Selling Stockholder Notice

LIST OF SCHEDULES AND DISCLOSURE SCHEDULES

Schedule 1.1(a)	Building Addresses
Schedule 1.1(c)	Shut Down Costs
Schedule 2.6(a)	Holders of Funded Indebtedness
Schedule 2.6(b)	Working Capital Adjustments
Schedule 3.2	Title to Shares
Schedule 3.3	States of Qualification
Schedule 3.4	Subsidiaries
Schedule 3.5	Officers and Directors
Schedule 3.6	Capital Stock; Title to Shares
Schedule 3.7	Options, etc.
Schedule 3.9	Conflicts
Schedule 3.10	Compliance with Applicable Laws
Schedule 3.11(a)	Financial Statements
Schedule 3.11(b)	Liabilities
Schedule 3.11(d)	Guaranteed Obligations
Schedule 3.12(a)	Inventory
Schedule 3.12(b)	Accounts Receivable
Schedule 3.13	Taxes
Schedule 3.14	Listed Contracts; Service Contracts
Schedule 3.15	Owned Real Property
Schedule 3.16	Leased Real Property
Schedule 3.17(a)	Personal Property
Schedule 3.17(b)	Sellers’ Personal Property
Schedule 3.18	Litigation
Schedule 3.19	Intellectual Property
Schedule 3.20	Names
Schedule 3.21	Conduct of Business
Schedule 3.22	Insurance Policies
Schedule 3.23	Bank Accounts
Schedule 3.24	Licenses and Permits
Schedule 3.25	Employee Benefit Plans

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Schedule 3.26	Interests of the Company in Customers, etc.
Schedule 3.27	Health, Safety and Environment
Schedule 3.28	Salaries
Schedule 3.29	Personnel Agreements, Plans and Arrangements
Schedule 3.30	Workers’ Compensation
Schedule 3.31	Suppliers
Schedule 3.32	Customers
Schedule 3.33	Affiliate Transactions
Schedule 3.34	Accountant Letters
Schedule 3.36	Certain Business Practices
Schedule 3.38	Warranties
Schedule 4.2	Due Authorization
Schedule 4.7	Conflicts

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of April 5, 2004 by and among Global Imaging Systems, Inc., a Delaware corporation (“Global”), ITG Acquisition I Corporation, a Delaware corporation (“Buyer”), Imagine Technology Group, Inc., a Delaware corporation (the “Company”), Imagine Technology Group, LLC, a Delaware limited liability company (the “Parent”) and each of the persons whose names appear as “Members” on the Signature page hereto (each a “Member” and collectively, the “Members” and together, with Parent, each a “Seller” and collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the sale and service of copier and facsimile equipment and imaging products and related equipment, supplies and service through its Subsidiaries in the States of California, Arizona, Washington, Texas and Oregon (the “Business”); and

WHEREAS, the Parent owns all of the issued and outstanding shares of the capital stock of the Company (the “Shares”); and

WHEREAS, the Members own or have voting control over a majority of the issued and outstanding membership interests of each class of the Parent; and

WHEREAS, Buyer desires to purchase from the Parent and the Parent desire to sell to Buyer all of the Shares on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounts Receivable” shall have the meaning set forth in Section 3.12(b).

“Accredited Investors” shall have the meaning as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

“Actual 1/31/04 EBITDA” shall mean the actual EBITDA for the 12 month period ending as of January 31, 2004.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control”) means the possession of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise.

“Affiliate Transaction” shall mean any transaction (including without limitation, loans) between the Companies, on the one hand, and any Affiliate of the Companies, any of the Sellers, any officer or director or their respective Affiliates and relatives, on the other hand.

“Agreed EBITDA” shall mean the Total Adjusted EBITDA for 2/1/03 - 1/31/04 as set forth on Schedule 2.2 attached hereto.

“Buildings” means the buildings located at the addresses set forth on Schedule 1.1(a).

“Business” has the meaning specified in the first recital of this Agreement.

“Business Day” means any day in which the NASDAQ National Market System is open for trading in the United States of America.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Cap” has the meaning specified in Section 8.5.

“Cash” means, as of the date of determination, the Companies’ cash, cash equivalents, certificates of deposit, banker’s acceptances and government securities, as well as checks deposited by the Companies but not yet cleared and checks received for deposit by the Companies but not yet deposited, less all outstanding checks issued by any of the Companies.

“Cash Portion of the Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Cash Target” shall mean $1,111,952.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., any amendments thereto, and any regulations promulgated thereunder, as in effect on the date hereof.

“Closing” means the closing of the transfer of the Shares from the Parent to Buyer.

“Closing Balance Sheet” shall mean the Companies’ consolidated balance sheet as of the Effective Date, an itemized amount of all Shut Down Costs and an itemized amount of all Sellers’ Closing Costs in its final and binding form pursuant to Section 2.7.

“Closing Cash” has the meaning specified in Section 2.6(c).

“Closing Date” has the meaning specified in Section 2.4(a).

“Closing Statement Review” has the meaning specified in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended and as in effect on the date hereof.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Bank Agent” means G.E. Capital Corporation f/k/a Heller Financial, Inc., in its capacity as agent for the Company Lenders under and pursuant to the terms of the Company Credit Agreement.

“Company Credit Agreement” means that certain Amended and Restated Credit Agreement dated March 14, 2000 by and among the Companies, Parent, the Company Lenders and the Company Bank Agent.

“Company Lenders” means, collectively, all Persons who have extended credit to any of the Companies under and pursuant to the terms of the Company Credit Agreement.

“Companies” shall mean collectively the Company and each of its Subsidiaries.

“Confidentiality Agreement” has the meaning specified in Section 6.3.

“Confidential Information” means all (a) confidential information and trade secrets of the Company including, without limitation, any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; (b) financial statements, cost reports or other financial information; (c) contract proposals, or bidding information; (d) business plans and training and operations methods and manuals; (e) personnel records; (f) information concerning fee structures; and (g) management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed, (iii) which subsequently becomes legally known and is not in violation of any obligation of confidentiality of such person, or (iv) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Body).

“Dealer Agreement” means any contract, commitment or agreement by and between any of the Companies and any OEM related to the purchase, sale and/or distribution of goods in the ordinary course of the Business.

“Decrease in Pre-Closing Value” has the meaning specified in Section 2.9.

“Deductible” has the meaning specified in Section 8.5.

“Disclosure Schedule(s)” has the meaning specified in the first paragraph of Article III.

“EBITDA” shall mean Companies’ consolidated net income from operations (excluding expenses related to the Company’s corporate headquarters) before interest, income taxes and depreciation and amortization charges for the twelve-month period ending on the last day of any calendar month, determined in accordance with GAAP consistent with past practices and as further adjusted in a manner consistent with Schedule 2.2).

“Effective Date” has the meaning specified in Section 2.4(a).

“Employee Benefit Plan” shall have the meaning set forth in Section 3.25(a).

“Employment Agreement(s)” has the meaning specified in Section 7.1(h)(viii).

“Encumbrance” means any lien, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, restrictive covenant or other material restrictions of any kind.

“Environmental Laws” shall mean any applicable federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, foreign or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the OSHA (29 U.S.C. 651 et seq.), as such laws have been amended and are in effect as of the date hereof and any analogous present state or local laws, statutes and regulations promulgated thereunder as are in effect as of the date hereof.

“Environmental and Safety Requirements” shall have the meaning set forth in Section 3.27(a).

“Equity Subscription Agreement” has the meaning specified in Section 2.3(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and as in effect as of the date hereof.

“Escrow Agent” means Wachovia Bank, National Association.

“Escrow Agreement” means the Escrow Agreement to be executed by and among the Parent, Buyer, Global and the Escrow Agent in substantially the same form as Exhibit A.

“Escrow Period” has the meaning set forth in Section 2.5.

“Escrow Sum” has the meaning set forth in Section 2.5.

“Estimated Cash Portion Certificate” has the meaning set forth in Section 2.3(a).

“Estimated Cash Portion of the Purchase Price” has the meaning set forth in Section 2.3(a).

“E&Y” means Ernst & Young, LLP.

“Financial Statements” has the meaning specified in Section 3.11(a)(ii).

“Funded Indebtedness” means all (i) indebtedness of the Companies (a) for borrowed money or (b) other interest-bearing indebtedness (except for current liabilities other than indebtedness for borrowed money), (ii) capital lease obligations of the Companies which are accrued or required to be accrued under GAAP, (iii) obligations of the Companies to pay the deferred purchase or acquisition price for goods or services or businesses acquired by any of the Companies which are accrued or required to be accrued under GAAP, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than ninety (90) day payment terms or other indebtedness of the Companies under extended credit terms of more than thirty (30) days from manufacturers provided to the Companies; (iv) indebtedness of others guaranteed by the Companies or secured by an Encumbrance on any of the Companies’ assets, but specifically excluding any uncalled obligations of the Company arising out of or resulting from any rights of indemnity granted to any third parties in the ordinary course of business in connection with any agreement by such third parties to (1) purchase any goods from any of the Companies and/or (2) lease any goods to any customers of any of the Companies; (v) the long term portion of any deferred revenue of the Companies not included in Working Capital; (vi) floor planning payments in excess of 90 days following the Effective Date; or (vii) any notes payable owed by any of the Companies to the Sellers; provided, however, that “Funded Indebtedness” shall not be deemed to include any advances in the ordinary course of business from unaffiliated leasing companies processing lease payments.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Global” has the meaning specified in the first paragraph of this Agreement.

“Global Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 25, 2003 by and among Global, its Subsidiaries, the Global Lenders and Wachovia Bank, N.A., as administrative agent.

“Global Lenders” means, collectively, all Persons who have extended credit to Global and its Subsidiaries under and pursuant to the terms of the Global Credit Agreement.

“Global Shares” means the shares of Global Stock to be paid by Buyer at the Closing as payment of the Stock Portion of the Purchase Price pursuant to Section 2.3(b) hereof.

“Global Stock” means the common stock, par value $.01 per share of Global.

“Governing Documents” shall mean the bylaws, operating agreement, partnership agreement or similar governing documents of the Company or any Subsidiary, as amended to date.

“Governmental Body” means any foreign, federal, state, local or other governmental body or regulatory body with applicable jurisdiction.

“Governmental Permits” shall mean all licenses, certificates, approvals, franchises, permits and other authorizations held or applied for by any of the Companies from any Governmental Body, the absence of which could individually or in the aggregate have a Material Adverse Effect.

“Guaranteed Obligation(s)” shall mean all liabilities of Persons other than the Companies with respect to which any of the Companies is or may be held liable or otherwise financially responsible, including all guaranties, whether of payment or collection, rights of recourse, rights of indemnification to the extent such indemnification arises out of, results from or relates to a transaction entered into outside the ordinary course of business, but specifically excluding any uncalled obligations of the Company arising out of or resulting from any rights of indemnity granted to any third parties in the ordinary course of business in connection with any agreement by such third parties to (1) purchase any goods from any of the Companies and/or (2) lease any goods to any customers of any of the Companies, contingent purchase agreements, any promissory notes with respect to which any of the Companies is a joint or co-maker, as well as any leases of personal property where the personal property which is the subject of such lease presently is in the possession of any Person other than the Companies, but specifically excluding any uncalled obligations of the Company arising out of or resulting from any rights of indemnity granted to any third parties in the ordinary course of business in connection with any agreement by such third parties to (1) purchase any goods from any of the Companies and/or (2) lease any goods to any customers of any of the Companies.

“Hazardous Wastes” shall mean (i) any substances defined in or regulated as toxic or hazardous under or as to which liability or standards of conduct are imposed by CERCLA, RCRA or any other Environmental Law; (ii) friable or damaged asbestos, asbestos-containing material, (iii) petroleum and petroleum products, including crude oil and fractions thereof; and (iv) polychlorinated biphenyls (PCBs).

“Historical Financial Statements” shall have the meaning set forth in Section 3.11(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accountants” has the meaning specified in Section 2.7.

“Indemnifiable Costs” has the meaning specified in Section 8.1.

“Indemnified Parties” has the meaning specified in Section 8.1.

“Individual Obligations” has the meaning specified in Section 8.1.

“Intellectual Property” has the meaning specified in Section 3.19.

“Interim Financial Statements” shall have the meaning set forth in Section 3.11(a)(ii).

“IRS” means the Internal Revenue Service.

“January 31 Shortfall” has the meaning specified in Section 2.9.

“Knowledge” means, for purposes of Article III, actual knowledge of (i) each of John Goense, Corey Golde, John Leinweber and David Wilson and (ii) after execution of this Agreement, each of John Goense, Corey Golde, John Leinweber and David Wilson after reasonable inquiry of the president and controller of each of the Companies’ business units.

“Leased Real Property” shall have the meaning set forth in Section 3.16.

“Listed Contracts” has the meaning specified in Section 3.14.

“Majority Members” shall mean Members who collectively hold a majority of the common membership interests of the Parent as of the date of this Agreement.

“Material Adverse Effect” means any change or effect that is or would reasonably be expected to be materially adverse to the assets, properties, Business, operations, liabilities, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole; including, without limitation, the occurrence prior to Closing of any single event, or any series of related events, or set of related circumstances, which could reasonably be expected to cause an actual, direct net decrease in EBITDA for either the 12 month period ending January 31, 2004 or EBITDA for any 12 month periods ending after the Closing Date but prior to the first anniversary of the Closing Date, in excess of [****] (after giving effect to any other offsetting increases or decreases affecting EBITDA); [****]

“Members” has the meaning specified in the first paragraph of this Agreement.

“OEM” means any Person that is an original equipment manufacturer that manufactures, distributes and/or sells (1) copiers, (2) facsimile machines, (3) imaging equipment and products, and/or (4) any related equipment, parts or supplies.

“Organizational Documents” shall mean the Articles of Incorporation or other organizational documents of each of the Companies filed with their particular state of organization, as amended to date.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., any amendment thereto, and any regulations promulgated thereunder, as in effect on the date hereof.

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parties” shall mean collectively the Buyer, Global, the Company and Sellers.

“Permitted Exception” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable or being contested in good faith, (b) Encumbrances of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business for sums not yet due and payable, (c) except as would not have a Material Adverse Effect, other Encumbrances or imperfections on property which are not significant in amount or do not or could not reasonably be expected to detract from the value or the existing use of the property affected by such Encumbrance or imperfection, (d) restrictions on transfer under the Securities Act and applicable state securities laws; (e) for periods arising (x) on or prior to the Closing Date, Encumbrances securing Funded Indebtedness or (y) after the Closing Date, Encumbrances securing any Funded Indebtedness which were not paid off at Closing; (f) Encumbrances arising directly pursuant to or in connection with this Agreement; (g) Encumbrances in favor of any OEM or any financial institution providing credit to any of the Companies in the ordinary course of business in connection with the acquisition by any of the Companies of any items of inventory, whether equipment, parts or supplies, where such Encumbrances both (1) are attached solely to the acquired goods and the proceeds from the sale thereof, in whatsoever form, and (2) secure the payment by the Companies of all amounts due and payable and to become due and payable by the Companies or any of them to such OEM or financial institution in connection with the purchase of goods in the ordinary course of business; and (h) Encumbrances securing any advances in the ordinary course of business from unaffiliated leasing companies processing lease payments.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

“Plan Affiliate” shall have the meaning set forth in Section 3.30.

“Pre-Closing Tax Period” has the meaning specified in Section 6.5(a).

“Preliminary Closing Balance Sheet” shall mean the Parent’s best estimate of the Company’s consolidated balance sheet as of the Effective Date. The Preliminary Closing Balance Sheet shall be delivered to Buyer no less than two (2) Business Days prior to the Closing Date. The Preliminary Closing Balance Sheet shall also include the Parent’s best estimate of all Shut Down Costs and Sellers’ Closing Costs.

“Primary Cap” has the meaning specified in Section 8.5.

“Purchase Price” has the meaning specified in Section 2.2.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any amendment thereto, and any regulations promulgated thereunder as in effect on the date hereof.

“Resale Registration Statement” shall have the meaning set forth in Section 6.6.

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or under common law.

“SEC” shall have the meaning set forth in Section 6.6.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Closing Costs” shall mean all legal, accounting, investment banking fees and brokerage expenses of Sellers and the Company, which are associated with the transactions contemplated by this Agreement solely to the extent payable by the Company on or after the Closing Date or Buyer, prior to, on or after the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Contracts” shall have the meaning set forth in Section 3.14.

“Shares” means all of the issued and outstanding shares of the capital stock of the Company.

“Shut Down Costs” shall mean all non-recurring costs and expenses of Sellers and the Company of the type set forth on Schedule 1.1(c) (including office space lease terminations, severance and other employee termination costs and continuing directors and officers insurance coverage for six years to the extent not paid by the Companies prior to Closing), which are directly related to the shut down of the Company’s current headquarters in Chicago, Illinois or actual expenses with respect to change in control provisions in employment agreements with officers of the Companies whose names appear on Schedule 1.1(c) in the amounts set forth thereon, solely to the extent payable by the Company on or after the Closing Date or Buyer prior to, on or after the Closing Date.

“Stock Portion of the Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Subsequent Increase in Value” has the meaning specified in Section 2.9.

“Subsidiary(ies)” means any Person which is an entity with respect to which another specified entity either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers of such Person, or (ii) owns a majority of the ownership interests of such entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, alternative or add-on minimum, gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, stamp, license, excise, employment, payroll, withholding or minimum, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, or additional amount imposed thereon by any Governmental Body.

“Tax Benefits” has the meaning set forth in Section 6.7(a).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claims for refund, amended return and declaration of estimated Tax.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Release, the Equity Subscription Agreement, the secretary’s certificate and such other documents, certificates and agreements contemplated by any of the foregoing.

“Unclaimed Property” shall mean abandoned, escheat or residual property of a customer, employee or vendor of the Companies such as customer deposits and refunds, employee and accounts payable and customer credits which are required to be paid within a specified period of time to the state of the last known address of the Person or the state of organization of a Company for the account of such Person under Requirements of Laws in the states of Delaware, Texas, California, Arizona, Oregon, Washington and Illinois.

“Working Capital” shall mean the difference between the Company’s consolidated total current assets minus the Companies’ consolidated total current liabilities, determined as of the Effective Date in accordance with GAAP. For purposes of this definition, (i) total current assets shall be deemed to exclude the Companies’ consolidated Cash, deferred Tax assets and notes receivable from employees of the Companies and (ii) total current liabilities shall be deemed to exclude the current portion of Funded Indebtedness (other than any advances in the ordinary course of business from unaffiliated leasing companies processing lease payments), Shut Down Costs and Sellers’ Closing Costs. Working Capital may be adjusted in good faith by Buyer and Parent prior to Closing for other mutually agreed upon non-recurring items between the Effective Date and the Closing Date, a typical list of which is attached hereto as part of Schedule 2.6(b).

“Working Capital Target” shall mean $15,686,648.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE; CLOSING

2.1 Agreement to Sell and Purchase. Upon the basis of the representations and warranties, for the consideration, and subject to the terms and conditions set forth in this Agreement, the Parent agrees to sell the Shares to Buyer and Buyer agrees to purchase the Shares from the Parent at the Closing.

2.2 Purchase Price. In consideration for the Shares and the fulfillment of the obligations set forth herein, Buyer shall pay to the Parent $131,800,000, subject to any adjustment to the Cash Portion of the Purchase Price required to be made pursuant to Section 2.6, Section 2.8 or Section 2.9 below (the “Purchase Price”).

2.3 Payment of Purchase Price. The Purchase Price shall be payable by Buyer at the Closing as follows:

(a) Cash Portion. The Estimated Cash Purchase Price (as defined below) will be paid in cash by wire transfer of funds to an account designated by the Parent. For purposes of this Agreement, the “Estimated Cash Portion of the Purchase Price” shall mean an amount equal to $105,440,000 and less $4,000,000 delivered to the Escrow Agent pursuant to Section 2.3(c) below, as adjusted upward or downward in accordance with Section 2.6 below (the “Cash Portion of the Purchase Price”), as represented by Parent (including an estimate of the components of the Cash Portion of the Purchase Price) on a certificate (the “Estimated Cash Portion Certificate”), which shall include the Preliminary Closing Balance Sheet and be prepared in a manner consistent with the Purchase Price Calculation Example as if the Closing had occurred on January 31, 2004 set forth on Exhibit F, delivered to the Parent and accepted by Buyer in its reasonable discretion (which acceptance shall be deemed an acceptance to use such determination for purposes of Closing but shall not be construed as an agreement with the Parent as to the actual Cash Portion of the Purchase Price or any components thereof) not less than two days prior to the Closing;

(b) Stock Portion. For purposes of this Agreement, the “Stock Portion of the Purchase Price” shall mean an amount equal $26,360,000. The Stock Portion of the Purchase Price will be paid by Buyer at the Closing in the form of Global Stock, to be delivered to the Parent. The aggregate number of shares of Global Stock to be delivered to the Parent shall be equal to the quotient obtained by dividing the Stock Portion of the Purchase Price by $32.4047 (the average of the closing bid price per share of Global’s Stock on the NASDAQ National Market System for the thirty (30) Business Days prior to the date which is two (2) Business Days prior to the date of this Agreement). If the foregoing calculation would result in the issuance of a fraction of a share of Global Stock, the Buyer shall round such fraction of a share of Global Stock up to the nearest whole share. The Parent shall enter into an equity subscription agreement (“Equity Subscription Agreement”) in the form attached hereto as Exhibit H in respect of such shares; and

(c) Escrow Portion. $4,000,000 of the Purchase Price shall be paid by Buyer at the Closing in cash, which shall be delivered to the Escrow Agent to be held in escrow in accordance with the terms of the Escrow Agreement and Section 2.5 below.

2.4 Closing.

(a) Date and Place. The Closing of the purchase and sale of the Shares contemplated by this Agreement shall take place at 9:00 a.m., Central Time, at the offices of Kirkland & Ellis LLP in Chicago, Illinois on the third Business Day after satisfaction or waiver of the conditions to Closing contained in Article VII hereof, or at such other date and time as the parties shall agree but not later than June 30, 2004 (the “Closing Date”), effective as of 12:01 a.m. on the first day of the month in which the Closing occurs (the “Effective Date”).

(b) Deliveries at the Closing. At the Closing, (i) the Sellers and the Company will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1(h) below, (ii) Buyer and Global will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7.2(c) below, (iii) the Parent will deliver to Buyer stock certificates representing all of its Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) Buyer will deliver to the Parent the Estimated Cash Portion of the Purchase Price specified in Section 2.3(a) above, (v) Buyer will deliver to the Parent the Stock Portion of the Purchase Price specified in Section 2.3(b) above; and (vi) Buyer will deliver to the Escrow Agent the escrow portion of the Purchase Price specified in Section 2.3(c) above.

2.5 Escrow Arrangements. Pursuant to the Escrow Agreement to be entered into among the Parent, Buyer, Global and the Escrow Agent, $4,000,000 of the Purchase Price pursuant to Section 2.3(c) shall be delivered to the Escrow Agent at Closing in cash. Such cash (which, together with any interest accrued thereon, is hereinafter referred to as the “Escrow Sum”) shall be held pursuant to the terms of the Escrow Agreement for payment from such Escrow Sum of the amounts, if any, owing by the Parent to Buyer pursuant to Section 2.8 (at any time during the Escrow Period) or the Sellers’ indemnification obligations under Article VIII below. Within three (3) Business Days after the Closing Statement Review becomes final and binding on the parties pursuant to Sections 2.7 and 2.8 below, such remaining portion of the Escrow Sum in excess of $1,000,000 not theretofore subject to an unresolved claim of Buyer pursuant to the Escrow Agreement or paid to Buyer in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed to the Parent. At the conclusion of the period ending on the first anniversary of the Closing Date (such period being referred to herein as the “Escrow Period”), such remaining portion of the Escrow Sum not theretofore subject to an unresolved claim of Buyer pursuant to the Escrow Agreement in accordance with the terms of the Escrow Agreement and this Agreement shall be disbursed to the Parent in accordance with the Escrow Agreement. The Parent and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other party to enable such furnishing party to receive those portions of the Escrow Sum to which the furnishing party is entitled under the provisions of the Escrow Agreement and this Agreement.

2.6 Purchase Price Adjustments. The Cash Portion of the Purchase Price payable at Closing will be adjusted as follows:

(a) Funded Indebtedness. The Cash Portion of the Purchase Price will be reduced by the total amount of Funded Indebtedness as of the Closing, assumed or paid by Buyer, if any, in cash by wire transfer of funds to the accounts of the holders of Funded Indebtedness listed on Schedule 2.6(a) hereto to satisfy in full the Company’s Funded Indebtedness with such holders.

(b) Working Capital. The Cash Portion of the Purchase Price will be adjusted, on a dollar-for-dollar basis, (i) downward by the amount, if any, by which the Working Capital as reflected on the Preliminary Closing Balance Sheet is less than the Working Capital Target minus $750,000 or (ii) upward by the amount, if any, by which the Working Capital as reflected on the Preliminary Closing Balance Sheet is greater than the Working Capital Target plus $750,000.

(c) Cash on Hand. The Cash Portion of the Purchase Price will be adjusted, on a dollar for dollar basis, (i) downward by the amount, if any, by which the Cash as of the Effective Date as reflected on the Preliminary Closing Balance Sheet (the “Closing Cash”) is less than the Cash Target minus $250,000 or (ii) upward by the amount, if any, by which the Closing Cash is greater than the Cash Target plus $250,000.

(d) Funding of Shut Down Costs and Other Sellers’ Closing Costs. The Cash Portion of the Purchase Price shall be adjusted downward by the aggregate amount of all Sellers’ Closing Costs as of the Closing Date (whether or not accrued for by the Company) to the extent not paid by the Company prior to the Closing Date. The Cash Portion of the Purchase Price will be also be adjusted downward by the estimated amount of the Shut Down Costs (whether or not accrued for by the Company) to the extent not paid for by the Company prior to the Closing Date.

(e) [****]

(f) Allocation of Adjustments. All adjustments to the Purchase Price under Sections 2.6(a), (b), (c), (d) or (e) above shall be allocated only against the Cash Portion of the Purchase Price payable at the Closing.

2.7 Closing Review. As promptly as possible (and, any event, within one hundred eighty (180) days) following the Closing Date, there shall be delivered to the Sellers a draft of the Closing Balance Sheet and a computation schedule of the determination of the Cash Portion of the Purchase Price, as adjusted pursuant to Section 2.6 above at and as of the Effective Date (in its final and binding form together with the Closing Balance Sheet, the “Closing Statement Review”); provided, that no adjustments shall be made to Working Capital for any non-recurring items between the Effective Date and the Closing Date which were not identified by Buyer and Parent prior to Closing without the consent of Buyer and Parent (such consent not to be unreasonably withheld or delayed to the extent consistent with the types of items contemplated in Schedule 2.6(b)). The Closing Statement Review shall be prepared by Global and reviewed by E&Y in accordance with GAAP consistent with the computations made in the Estimated Cash Portion Certificate pursuant to this Agreement. The Parent and its accountants will have access to the books, records and working papers of the Company and Buyer as they may reasonably request in order to enable the Parent and its accountants to verify the calculations of the amounts listed on the Closing Statement Review and Parent shall be entitled to have its representatives present during any audit or inspection of the inventory in connection with the preparation of the Closing Statement Review. If the Parent does not dispute any item on the Closing Statement within thirty (30) days after the Parent’s receipt thereof, the Closing Statement Review and the Cash Portion of the Purchase Price calculated thereon will be become final and binding upon the parties hereto. In the event that the Parent disputes any items on the Closing Statement Review within thirty (30) days after the Parent’s receipt thereof, the Parent will notify Buyer of such dispute and Buyer and the Parent will thereafter negotiate in good faith to resolve any such dispute. Any resolution agreed to in writing by Buyer and the Parent will be final and binding upon the Parties. If the dispute is not resolved within thirty (30) days of the Parent’s notification to Buyer of the existence of a dispute, then Global and the Parent shall jointly select and retain PricewaterhouseCoopers LLP (the “Independent Accountants”), to review the disputed item(s) on the Closing Statement Review. The Independent Accountants shall consider only those items actually disputed by the Parties and shall otherwise conduct its review and make its determination in accordance with the provisions, definitions, terms and conditions of this Agreement. Global, Buyer and the Parent shall instruct, (i) and use their commercially reasonable efforts to cause, the Independent Accountants to complete their determination with respect to such dispute within thirty (30) days after submission of the dispute to the Independent Accountants; (ii) the Independent Accountants not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Parent, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Parent, on the other hand and (iii) the Independent Accountants to make its determination based solely on presentations by Buyer and Parent which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Buyer, Global and Parent will cooperate with the Independent Accountants during the term of its engagement. The Closing Statement Review and the determination of the resulting Cash Portion of the Purchase Price calculated with reference thereto shall become final and binding on the parties to this Agreement (and may be enforced by any court of competent jurisdiction) on the date the Independent Accountants delivers its final resolution in writing to the parties. The fees and expenses of the Independent Accountants shall be shared 50% by Buyer and Global, jointly and severally, and 50% by Parent.

2.8 Post-Closing Purchase Price Adjustment. Promptly after the Closing Statement Review, including the final determination of the adjustments to the Purchase Price under Section 2.6 (utilizing the Closing Statement Review instead of the Preliminary Closing Balance Sheet for all such adjustments), and the resulting Cash Portion of the Purchase Price calculated with reference to such amounts become final and binding on the parties under Section 2.7 above, the Estimated Cash Portion of the Purchase Price shall be recalculated by giving effect to the final and binding Closing Statement Review, including the adjustments to the Purchase Price under Section 2.6, (as recalculated, the “Final Cash Portion of the Purchase Price”). If the Estimated Cash Portion of the Purchase Price is greater than the Final Cash Portion of the Purchase Price, such difference shall be paid out of the Escrow Sum to the Buyer (which Escrow Sum shall be the sole and exclusive remedy for Buyer under this Section 2.8). If the Estimated Cash Portion of the Purchase Price is less than the Final Cash Portion of the Purchase Price, such difference shall be payable, jointly and severally, by Global and Buyer to Parent. Any payment to be made pursuant to this Section 2.8 shall be made in immediately available funds by wire transfer within three (3) Business Days after the Closing Statement Review and the Purchase Price become final and binding on the parties hereto pursuant to this

Section 2.8. The provisions of Sections 2.6 and 2.7 and this Section 2.8 shall not be subject to, and the claims hereunder shall not be included in any of the claims that are subject to, the limitations of Article VIII (except for the right to make a claim under Section 8.1 for a failure to pay any amounts due under Sections 2.6, 2.7 or 2.8 and except that claims under Section 2.8 shall be deducted from the $4,000,000 aggregate Primary Cap liability of Sellers under Section 8.5 hereof).

2.9 EBITDA Adjustment to the Purchase Price. Any Decrease in Pre-Closing Value (as hereinafter defined) in excess of [****] shall reduce the Purchase Price payable hereunder at Closing. For purposes of this Agreement, a “Decrease in Pre-Closing Value” shall mean any decrease in the value of the Companies as of the Closing Date, if any, as determined in good faith by Buyer and Parent prior to Closing, which for purposes of this Agreement shall be deemed to equal (a) [****] (b) the amount (if any) by which the January 31 Shortfall (if any) exceeds the Subsequent Increase in Value (if any). The term “January 31 Shortfall” shall mean the amount (if any) by which the Agreed EBITDA exceeds the Actual 1/31/04 EBITDA. The term “Subsequent Increase in Value” shall mean the amount (if any) by which the EBITDA as of the last day of the month immediately preceding the Closing Date for which financial statements are available exceeds the Actual EBITDA. In no event shall the Decrease in Pre-Closing Value exceed [****]. No adjustment pursuant to Section 2.9 shall be made for items which are already an adjustment to the Preliminary Closing Balance Sheet, if any. For purposes of illustration of this Section 2.9 only, assuming the Closing occurs on April 15, 2004 and the Agreed EBITDA is $17,600,000, the decrease in the value of the Companies prior to Closing would be determined as follows:

[****].

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE SELLERS

The Parent and the Company jointly and severally represent and warrant to Buyer and Global, jointly and severally with respect to matters relating to the Company (but not with respect to a member of Parent individually), and each Seller represents and warrants severally but not jointly with respect to matters relating to such Seller individually in Sections 3.1 and 3.9(a), (d) and (e), that subject to the specific qualifications and limitations set forth herein, including, without limitation, the qualifications and limitations set forth in the disclosure schedules delivered by the Parent to Buyer and Global on the date hereof (the “Disclosure Schedules”), the statements contained in this Article III are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except to the extent that such representations and warranties are expressly made as of another specified date, and as to such representation, the same shall be true as of such date and except with respect to factors, circumstances or events, including execution of contracts or other agreements, first arising or, in the case of representations given to the Company’s Knowledge, such Knowledge being obtained in good faith after the date hereof; provided that such factors, circumstances or events do not constitute a breach of any of the Sellers’ or Company’s covenants pursuant to Article V of this Agreement except as would not have a Material Adverse Effect. The Disclosure Schedules may be updated one or more times prior to the Closing Date and the delivery of such updated Disclosure Schedules shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy and neither Buyer nor Global shall have any claim (whether for indemnification or otherwise) against the Company or the Sellers for any such variance or inaccuracy; provided that any such updated Disclosure Schedules containing any change that would result in any Material Adverse Effect shall not cure any misrepresentation or breach of warranty of the Company and Sellers under this Article III. The inclusion of any item on any Disclosure Schedule shall not constitute an admission that such item is material or that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and to set forth other information required by this Agreement. The headings with respect to each item are included for convenience only, and are not a part of the responses to requirements or a qualification of the representations and warranties set forth in this Agreement. Capitalized terms used in the Disclosure Schedules but not otherwise defined shall have the meanings assigned to them in this Agreement. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedules identify the exception with reasonable particularity or the disclosure manifestly states an exception to a warranty or representation, as the context requires. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless (i) the representation or warranty had to do with the existence of the document or other item itself or (ii) the representation and warranty refers to a specific violation or exception contained in the document or other item itself, which violation or exception to a representation or warranty would be reasonably obvious to a reasonable purchaser upon review of the document or item). Notwithstanding the foregoing, if a disclosure on one schedule would be reasonably obvious to a reasonable purchaser to apply to the disclosure under another schedule, then such disclosure shall be sufficient for such other schedule (for example, if the Sellers specifically disclose on Schedule 3.12(b) an uncollectable Account Receivable that has not been reserved for on the Financial Statements, such disclosure shall be sufficient for a disclosure under Schedule 3.11(b)). The Disclosure Schedules will be arranged in Schedules corresponding to the lettered and numbered paragraphs contained in this Article III.

3.1 Due Authorization. The Company and such Seller have all requisite power, right and authority to execute, deliver and perform their respective obligations under this Agreement and each of the Transaction Documents to which they are a party. The execution, delivery, and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Company. This Agreement and each of the Transaction Documents to which the Company and such Seller is a party have been duly executed and delivered by the Company and such Seller, as applicable, and constitute the valid and binding obligations of the Company and such Seller, as applicable, and are enforceable against the Company and such Seller, as applicable, in accordance with their respective terms, except to the extent that the enforcement of this Agreement and/or any of the Transaction Documents may be limited by the application of federal or state laws (including common law) relating to insolvency, bankruptcy, receivership, creditors’ rights, moratorium, general equitable principles, or public policy.

3.2 Title to Shares. The Parent is the record and beneficial owner of, and has good and marketable title to all of the Shares, which Shares, upon Closing and assuming payment in full of all Funded Indebtedness under the Company Credit Agreement, shall be delivered to Buyer free and clear of any Encumbrances whatsoever other than securities law restrictions under item (d) of Permitted Exceptions, and none of the Shares is subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares is subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws and restrictions with respect to the Funded Indebtedness under the Company Credit Agreement. Upon consummation of the transactions contemplated herein in accordance with the terms hereof and assuming payment in full of all Funded Indebtedness under the Company Credit Agreement, Buyer will hold good and marketable title to all of the Shares, free and clear of any Encumbrances whatsoever, other than Encumbrances resulting from acts, events, or circumstances solely within the control of Buyer and other than securities law restrictions under item (d) of Permitted Exceptions.

3.3 Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business in all material respects as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is duly qualified to do business and is in good standing as a foreign corporation in the State of Illinois and there are no other jurisdictions in which its failure to qualify as a foreign corporation would have a Material Adverse Effect. The Parent is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware.

3.4 Subsidiaries.

(a) Except as set forth on Schedule 3.4, the Company has no Subsidiaries nor any stock, partnership interests, limited liability company interests, joint venture interests or other equity interests in any other Person. Schedule 3.4 sets forth for each Subsidiary of the Company, if any, (i) its name and jurisdiction of incorporation, (ii) the type of entity (corporation, limited liability company or partnership) of such Subsidiary; (iii) the number of shares of authorized capital stock of each class of its capital stock or equivalent ownership interest in a limited liability company or partnership, (iv) the number of issued and outstanding shares of each class of its capital stock or membership interests or partnership interests, as the case may be, the names of the holders thereof, and the number of shares or other ownership interests held by each such holder, and (v) the number of shares of its capital stock held in treasury, if applicable.

(b) All of the issued and outstanding shares of capital stock of each corporate Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. The Company and/or its Subsidiaries holds of record and owns beneficially all of the outstanding shares, membership interests or partnership interests, as applicable, of any Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws and Permitted Exceptions), Encumbrances, other than Permitted Exceptions, all of which (other than restrictions under applicable securities laws and Encumbrances securing Funded Indebtedness after the Closing, which Funded Indebtedness reduced the Purchase Price pursuant to Article II) shall have been released as of the Closing.

(c) There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding on it providing for the issuance, disposition, or acquisition of any capital stock, membership interests or partnership interests, as applicable of any Subsidiary of the Company other than with respect to the Funded Indebtedness under the Company Credit Agreement. There are no outstanding stock appreciation, phantom stock, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock, membership interests or partnerships interests, as applicable, of any Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, organization or other business association which is not a Subsidiary of the Company. Except as set forth on Schedule 3.4 and except with respect to the ownership of the Companies and the operations, actions and activities of the Companies, the Parent (1) has no involvement of whatsoever kind or nature in the Business and (2) has no ownership or other interest in any Affiliate of the Sellers that is engaged, involved or participates in any manner in the Business. Each Subsidiary has all requisite corporate, partnership or limited liability company power and authority to carry on its business in all material respects as it is now being conducted and to own or hold under lease the properties and assets it now owns or hold under lease. Each Subsidiary is duly qualified to do business and is in good standing as a foreign corporation or entity in the jurisdictions listed on Schedule 3.4 and there are no other jurisdictions in which its failure to qualify as a foreign corporation or entity would have a Material Adverse Effect.

3.5 Organizational Documents, Governing Documents, Officers and Directors. The Parent has delivered to Buyer complete and correct copies of each of the Companies’ Organizational Documents, certified by the Secretary of State of the State of organization, and the Governing Documents of the Companies, as amended to date, copies of which are attached hereto as Schedule 3.5. Schedule 3.5 also contains a complete and correct list of all of the officers and directors (or managers and general partners, as the case may be) of the Companies.

3.6 Capital Stock; Title to Shares. Schedule 3.6 sets forth the entire authorized capital stock and the total number of issued and outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock of the Company (constituting the Shares) are validly issued, fully paid and non-assessable and owned, beneficially and of record, by the Parent and no Shares are subject to, nor have been issued in violation of preemptive or similar rights. All issuances, sales and repurchases by the Company of its capital stock have been effected in material compliance with all applicable laws, including applicable federal and state securities laws.

3.7 Convertible Securities, Options, Etc. Except as set forth on Schedule 3.7, the Company has no outstanding stock or other securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and the Company has no outstanding options, warrants or rights to subscribe for or to purchase any of its capital stock or any stock or securities convertible into or exchangeable for its capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock except for redemption and repurchase rights with respect to its preferred stock pursuant to its Organizational Documents, none of which have been exercised since December 31, 2002. There are no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the capital stock of the Company.

3.8 Books and Records. The books of account, minute books, stock record books, and other corporate, partnership and limited liability company records of the Companies, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with reasonably sound business practices, including the maintenance of an adequate system of internal controls. No meeting of any stockholders, board of directors, or any committee of the Company thereof, has been held for which minutes have not been prepared and are not contained in such minute books except where the failure to have minutes prepared and/or included in the minute books would not have a Material Adverse Effect. The stock ledger of the Company contains a complete and correct record of all issuances and transfers of capital stock of the Company since its inception. At the Closing, all of the material books and records of the Companies will be in the possession of the Company.

3.9 Transaction Not a Breach. Except as set forth on Schedule 3.9, neither the execution and delivery of this Agreement and the Transaction Documents by the Company and such Seller nor the performance by the Company and such Seller of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any provision of any material Requirements of Laws binding on the Companies or such Seller or their respective properties;

(b) constitute a default under the Organizational Documents or Governing Documents of any of the Companies or the Parent;

(c) constitute an event of default or an event which would permit any party to terminate, or accelerate the maturity of any indebtedness for borrowed money or other obligation under any Listed Contract other than the Company Credit Agreement, any Dealer Agreement, that certain Purchase and Sale Agreement (Non-Standard Portfolio) dated June 8, 1999 by and among Newcourt Leasing Corporation and certain of the Companies, and that certain Purchase and Sale Agreement (Standard Portfolio) dated June 8, 1999 by and among Newcourt Leasing Corporation and certain of the Companies;

(d) result in the creation or imposition of any Encumbrance upon the Shares (other than Permitted Exceptions all of which (other than restrictions under applicable securities laws and other than Encumbrances securing Funded Indebtedness, which Funded Indebtedness reduced the Purchase Price pursuant to Article II) will be removed on or prior to the Closing) or any of the Companies’ material assets (including the shares or other ownership interests of any Subsidiary); or

(e) require any authorization, consent, approval, exemption or other action by or notice to (i) any court or administrative or Governmental Body pursuant to the Organizational Documents or Governing Documents of any of the Companies or the Parent or under any material Requirement of Laws (other than the HSR Act), or (ii) any other Person.

3.10 Compliance with Applicable Laws. The Companies are in compliance in all material respects with all applicable Requirements of Laws, Governmental Permits and Court Orders. Except as described on Schedule 3.10, the Companies are not a party to, bound by or affected by, any material Court Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Body) applicable directly to any of the Companies, the Sellers or the Business with respect to any of the Companies’ properties, assets, personnel or business activities. Except as set forth on Schedule 3.10, the Companies are not, in any material respect, in violation of, or delinquent in respect to, any Court Order, Requirements of Laws or Governmental Permits (to which it or its properties, assets, personnel or business activities are subject), arising out of, resulting from or in any way connected with the operation of the Companies, including Requirements of Laws relating to equal employment opportunities, fair employment practices, unfair labor practices, terms of employment, occupational health and safety, wage and hour, discrimination, and zoning ordinances and building codes. The Companies have filed with the proper Governmental Bodies, except where the failure to file will not result in a Material Adverse Effect, all statements and reports required by all Requirements of Laws, Governmental Permits and Court Orders to which the Companies or any of their employees (because of their activities on behalf of the Companies) are subject. Except as set forth on Schedule 3.10, none of the Companies has received any written notices of a claim made by any Governmental Body to the effect that the Business fails to comply, in any material respect, with any Requirements of Laws or Governmental Permit or that a Governmental Permit or Court Order is necessary in respect thereto. Copies of all notices of any material violation of any of the foregoing that any of the Companies has received since their date of acquisition by the Company have previously been made available and offered to Buyer.

3.11 Financial Statements.

(a) Schedule 3.11(a) contains the following financial statements of the Companies:

(i) the audited consolidated financial statements, including the balance sheets of the Companies as of December 31, 2003, December 31, 2002 and December 31, 2001 and the related statements of income and cash flows for the years then ended as audited by E&Y (the “Historic Financial Statements”); and

(ii) the unaudited consolidated financial statements, including the balance sheets of the Companies as of months ended January 31, 2003 and January 31, 2004 and the related statements of income for the one month periods then ended (the “Interim Financial Statements” and together with the Historic Financial Statements, the “Financial Statements”).

(b) Throughout all periods covered by the Financial Statements, the Company has prepared such statements in accordance with GAAP (other than normal year-end adjustments with respect to the Interim Financial Statements). Except as set forth on Schedule 3.11(b), each of the Financial Statements and the Preliminary Closing Balance Sheet is true and complete in all material respects, is consistent with the books and records of the Companies, and presents or will present fairly in all material respects, in accordance with GAAP, the consolidated assets, liabilities, financial position and, where applicable, results of operations of the Companies as of the dates and the periods therein set forth, except that the Interim Financial Statements lack footnote disclosures and are subject to normal year-end adjustments, none of which individually or in the aggregate, could have a Material Adverse Effect.

(c) As of Closing, except for trade payables and accrued expenses arising in the ordinary course of business and except as shall be reflected on the final and binding Closing Balance Sheet, the Companies shall have no liabilities whatsoever for borrowed money, including any liabilities to any Seller or any Affiliate or relation of any Seller.

(d) Schedule 3.11(d) sets forth an accurate and complete list of all Guaranteed Obligations involving, either individually or in the aggregate, together with all other undisclosed Guaranteed Obligations, in excess of $200,000. This list shall include (1) every contract, agreement, personal property lease, relationship or commitment, written or oral, to which any of the Companies is a party or by which any of the Companies is bound that binds, commits or otherwise obligates any of the Companies, directly or indirectly, to be primarily or secondarily liable for any liabilities of any Person other than the Companies, (2) the original amount of recourse leases constituting Guaranteed Obligations if reasonably known (excluding the amount of any Guaranteed Obligations terminated on or prior to Closing), (3) the outstanding balance of all recourse liabilities constituting Guaranteed Obligations as of either December 31, 2003 or March 31, 2004 (whichever is available) if reasonably known (excluding the amount of any Guaranteed Obligations terminated on or prior to Closing), and (4) the Person to whom each Guaranteed Obligation is or may be owed. Immediately following the Closing, and except as expressly contemplated by this Agreement, the Companies will not have any Guaranteed Obligations for the benefit of any Seller or any Affiliate or relation of any Seller.

3.12 Inventories, Accounts Receivable and Accounts Payable.

(a) Except as set forth on Schedule 3.12(a), the inventory of equipment, parts and supplies of the Companies as reflected on the Financial Statements and the Preliminary Closing Balance Sheet, respectively, has been acquired and maintained in the ordinary course of business, includes both new and used items and consists of the quality and condition usable, leaseable or salable in the ordinary course of business, and is not subject to any write-down or write-off in excess of $1,000,000 in the aggregate for obsolescence or otherwise under GAAP (in each case, other than such as is adequately reserved for on the Financial Statements or will be reserved for on the Closing Balance Sheet). All inventories reflected in the Financial Statements are valued at the lower of cost (specific identification or average cost for equipment and average cost for related parts and supplies) or market value. Except as set forth on Schedule 3.12(a), the Companies’ inventory of equipment, parts and supplies are free and clear of all Encumbrances other than Permitted Exceptions.

(b) Except as set forth on Schedule 3.12(b), the amount of all accounts and notes receivable, unbilled invoices and other debts owed to the Companies (collectively the “Accounts Receivable”) due or recorded in the books and records of account, of the Companies as of the Closing Date, are or shall be bona fide receivables arising in the ordinary course of business (net of allowances for bad debt or doubtful receivables, as shall be reflected on the Closing Balance Sheet, in the ordinary course of business). Except to the extent of any allowance for bad debt or doubtful receivables as reflected on the Preliminary Closing Balance Sheet as adjusted by the final and binding Closing Balance Sheet, no Accounts Receivable will, at the Closing Date, be subject to any valid counter-claim or set off.

(c) All of the Companies’ accounts payable have arisen in bona fide arm’s length transactions in the ordinary course of business (except for accounts payable of the Companies which, both individually and in the aggregate, do not exceed $200,000) and, prior to the Closing, the Companies have been paying their accounts payable in the ordinary course, consistent with past practice.

3.13 Taxes.

(a) All Taxes due and payable by the Companies have been paid in full. The liability for Taxes of the Companies reflected in the Financial Statements will be sufficient in all respects to provide for all interest, penalties, assessments or deficiencies, if any, which, as of the date of such Financial Statements, were due and unpaid and the appropriate accrual for other unpaid Taxes not yet due. The Companies have timely filed or had timely filed on their behalf all Tax Returns which they are required to have filed or proper extensions have been filed therefore and such returns are correct and complete in all material respects, provided that this representation and warranty shall not be construed as a representation or warranty that any Tax attribute or return position reflected on a Tax Return may be relied upon by any Buyer Indemnified Party with respect to the determination of any liability for Taxes to be reflected on any Tax Return filed after the Closing Date. Any deficiencies asserted in writing with respect to any Tax Returns as a result of any audit by a Governmental Body have been paid, settled or are being contested or appealed, and except as provided on Schedule 3.13, none of the Companies has received any written notice of, nor do the Sellers know of, any present disputes as to Taxes payable by any of the Companies. There are no unexpired waivers by any of the Companies of any statute of limitations with respect to any Taxes, and none of the Companies is a party to any action or proceedings by any Governmental Body for the collection or assessment of Taxes. The Companies have complied with all Requirements of Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of payroll and employment Taxes and Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and manner prescribed by applicable Requirements of Laws, withheld and paid over to the proper governmental authorities all amounts required to be withheld and paid. There are no Encumbrances for Taxes upon the assets or properties of the Companies except for statutory Encumbrances for Taxes not yet due or payable or for Taxes being contested in good faith through appropriate proceedings (which proceedings are listed on Schedule 3.13(a)). None of the Companies has received any written notice of any Tax rulings, requests for rulings, or closing agreements relating to any of the Companies which could materially affect any of the Companies’ liability for Taxes for any period after the Closing Date. None of the Companies will be required to take into income for any period on or after the Closing Date any adjustment under Section 481 of the Code (or any corresponding provision of state or local Tax law) as a result of any change of accounting method for a tax period beginning prior to the Closing Date or required by virtue of the transactions contemplated by this Agreement.

(b) Each of the Companies is not, nor has it been since the later of (i) March 12, 1999 or (ii) the date such Subsidiary was, directly or indirectly, formed or acquired by the Company, a member of or included in any affiliated, consolidated, combined, or unitary group for purposes of filing Tax Returns or paying Taxes at any time other than with the Company. The Companies do not have any liability for Taxes of any Person under Section 1.1502-6 of the U.S. income tax regulations or as a transferee of such Person or under any other provision of law, and the Companies are a party to or bound by or have any obligation under any Tax sharing or similar agreement or arrangement. Schedule 3.13 sets forth all countries, states, provinces, cities, and other jurisdictions in which any of the Companies (i) filed Tax Returns at any time during the period beginning from the later of (A) March 12, 1999 or (B) the date such

Subsidiary was, directly or indirectly, formed or acquired by the Company, and (ii) has received written notice during the period beginning from the later of (X) March 13, 1999 or (Y) the date such Subsidiary was, directly or indirectly, formed or acquired by the Company, that claims that any of the Companies is subject to any Tax. Parent is not a “foreign person” within the meaning of Section 1445 of the Code and no withholding Tax will be payable pursuant to Section 1445 or other provision of the Code upon the consummation of the transactions contemplated hereby. The Companies have not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. Each of the Companies has not received any written notice of any foreign income Tax rulings with respect to any of the Companies that are material to the continuing operations of the Company. As a result of compliance with this Agreement, none of the Companies will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) without regard to whether such payment is to be made in the future.

(c) The Company has not and except as set forth on Schedule 3.17, no Subsidiary (and any predecessor of any of the Companies, including any entity merged or liquidated into any of the Companies) has been a validly electing S corporation within the meanings of Sections 1361 and 1362 of the Code since the later of (i) March 12, 1999 or (ii) the date such Subsidiary was directly or indirectly, formed or acquired by the Company. None of the Companies will be an S corporation as of the Closing Date. With respect to the United States and all states which for any of the Companies are being treated as a partnership, all elections for such treatment required to have been made have been properly and validly made in the United States and each of such states, and such Companies have maintained compliance at all times with all applicable qualifications and filing procedures for such treatment.

3.14 Listed Contracts. Schedule 3.14 sets forth a correct and complete list (copies of which have been made available and delivered to Buyer) of every contract, agreement, personal property lease or commitment (including, without limitation, promissory notes, loan agreements, and other evidence of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisors and customers, and service agreements), to which any of the Companies is a party or by which any of the Companies is bound pursuant to which obligations thereunder of either party thereto are, or are contemplated as being, (i) involving the receipt or payment by any of the Companies of an amount in excess of $100,000 following the Closing Date, (ii) such that the termination or breach of such contract could have a Material Adverse Effect on the Company, or (iii) involving the lease by any of the Companies, as lessee or lessor, of any real property (each a “Listed Contract,” and collectively, the “Listed Contracts”), correct and complete copies of which, or in the case of oral agreements, complete descriptions, previously have been made available. The Companies are neither in default, nor has any event occurred that, with the giving of notice or the passage of time or both, would constitute a default by any of the Companies, under any Listed Contract and, to the Knowledge of the Company, no event has occurred that, with the giving of notice or the passage of time, or both would constitute a default by any other party to any such Listed Contract; provided, however, any defaults, by either one of the Companies or any third party, that could not result individually or in the aggregate in a Material Adverse Effect are excluded from the scope of this representation. Except as set forth on Schedule 3.14 and except as shall not individually or in the aggregate have a Material Adverse Effect, each of the Listed Contracts is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, set-offs or defenses. Immediately following the completion of the transactions contemplated herein and except as shall not have a Material Adverse Effect, each of the Listed Contracts (other than the Company Credit Agreement and the Company Dealer Agreements unless all consents have been obtained) shall continue to be in full force and effect, be valid, binding and enforceable in accordance with their terms and not be subject to any claims, charges, set-offs or defenses as a result of the occurrence of the transactions contemplated herein provided that all required notices are given and consents are obtained as set forth on Schedule 3.9. Schedule 3.14 also separately sets forth an accurate and complete list of the thirty (30) largest (in dollars payable to the Company and its Subsidiaries, taken as a whole) contracts, agreements or commitments, both oral and written, to which any of the Companies are a party or by which any of the Companies is bound or obligated to provide maintenance or service on photocopiers, facsimile machines or any other electronic, digital or automated office equipment (the “Service Contracts”). Except as expressly set forth on Schedule 3.14, each of the Companies have renewed and billed all expired but uncancelled Service Contracts and has no Knowledge that any customer will not continue to pay and perform such customer’s obligations under any Service Contract. Except as specifically stated on Schedule 3.14, no Service Contract has a term expiring more than one year after the Closing Date or that is not cancelable without penalty within one (1) year.

3.15 Owned Real Property. The Companies do not currently own any interest in real property, and except as set forth on Exhibit 3.15, the Company has not owned any interest in real property since its inception and the Company’s Subsidiaries have not owned any interest in real property from the later of the date that (i) was four years prior to the Closing Date or (ii) such Subsidiaries were, directly or indirectly, formed or acquired by the Company.

3.16 Leased Real Property. Each of the Companies has valid leasehold interests in all of the real property which it holds under the leases described in Schedule 3.16 (collectively, the “Leased Real Property”), in each case free and clear of all Encumbrances, except for Permitted Exceptions. Following completion of the transactions contemplated herein, each of the Companies shall continue to have valid leasehold interests in all of the real property which it holds under the leases described in Schedule 3.16, in each case free and clear of all Encumbrances except Permitted Exceptions assuming receipt of all required consents and after assuming that that all required notices, if any, are given as provided in Section 3.9. The Leased Real Property constitutes all real properties used or occupied by the Companies. With respect to the Leased Real Property: (a) each of the Companies has all easements and rights necessary to conduct the Business; (b) no portion thereof is subject to any pending, or to the Knowledge of the Company any threatened, condemnation proceeding or other proceeding by any public authority; (c) to the Company’s Knowledge, the Buildings, plants and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and reasonable repair, subject only to ordinary wear and tear; (d) the Buildings, plants and structures are not, and the operation of the Business at the Leased Real Property is not, in violation of any zoning or other Requirements of Laws (including, without limitation, obtaining all approvals of any Governmental Body, including Governmental Permits, required in the operation thereof), except for such violations as do not and shall not, individually or in the aggregate, result in a Material Adverse Effect; (e) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; and (f) the Leased Real Property is supplied with utilities and other services for the operation of such facilities as conducted by the Companies.

3.17 Personal Property. Schedule 3.17(a) sets forth a true and complete list of all fixed, tangible assets owned or leased by, in the possession of, or used by the Companies in connection with the Business and having, individually, or in the aggregate with all other similar items, a value in excess of $25,000. Each of the Companies has good and valid title to, or a valid leasehold interest in, or valid license to, all fixed assets and other tangible personal properties used by the Companies in connection with the Business, reflected on the Financial Statements and each item listed on Schedule 3.17(a), in each case, free and clear of any Encumbrances, other than Permitted Exceptions, including Encumbrances in favor of the Company Bank Agent for the benefit of the Company Lenders, which shall be released upon payment of all obligations owed to the Company Lenders at the Closing. The property listed on Schedule 3.17(a) constitutes all tangible (individually, or in the aggregate, having a value in excess of $25,000) personal property, rights and assets necessary for the conduct of the Business as now conducted. Such personal property is in good condition and repair, subject only to ordinary wear and tear. Except as set forth in Schedule 3.17(a), none of the personal property listed on Schedule 3.17(a) is held under any lease, security agreement or conditional sales contract.

3.18 Litigation. Except as set forth in Schedule 3.18, there is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of the Company, threatened in writing against or affecting any of the Companies or any of their properties or assets, in law or equity (or, to the Knowledge of the Company, pending or threatened in writing against any of the officers, directors or key employees of the Companies with respect to any of the Business or any proposed business activity of the Companies), or to which any of the Companies is otherwise a party (including product liability claims), before any court, any municipality or any other Governmental Body, nor, to the Knowledge of the Company, do they reasonably anticipate any material action, proceeding or investigation within one year following the date hereof. Except as specifically listed thereon, none of the litigation listed on Schedule 3.18, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.18, none of the Companies is subject to any Court Order, stipulation or consent of any court or Governmental Body. Except as set forth on Schedule 3.18, none of the Companies is engaged in any legal action involving more than $150,000 to recover monies due it or for damages sustained by it in connection with the Business.

3.19 Intellectual Property. Schedule 3.19 contains a complete and correct list of all registered and significant unregistered patents, trademarks and service marks (whether or not registered), tradenames, material copyrights (whether or not registered), licenses, computer software or data (other than off-the-shelf commercial software programs which individually cost under $15,000 or $40,000 in the aggregate), domain name registrations, and registrations or applications for registration of any of the aforementioned rights together with applicable registration and application numbers, owned by or registered in the name of the any of the Companies or in which any of the Companies has any rights, licenses, or immunities

(collectively, the “Intellectual Property”). Schedule 3.19 also contains a complete and correct list of all material licenses granted by any of the Companies to any third party with respect to any of the Intellectual Property and licenses granted by any third party to any of the Companies (other than licensed for off-the-shelf commercial software programs which individually cost under $15,000 or $40,000 in the aggregate). Except as set forth on Schedule 3.19, (a) each of the Companies owns and possesses all right, title and interest in and to, or has a valid license to use, and following completion of the transactions contemplated herein, each of the Companies will own or have a valid license to use, all of the Intellectual Property necessary for the operation of the Business as presently conducted and none of such Intellectual Property has been abandoned except in the ordinary course of the Business consistent with past practice; (b) no claim by any third party in writing contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made within the past three years, is currently outstanding or is, to the Knowledge of the Company, threatened; (c) neither the Companies nor the Sellers nor any registered agent of the Companies has received any written notices within the last two years of an allegation of any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property; (d) neither the Companies nor any Seller has received within the past two years any written claims of infringement, or misappropriation, of any intellectual property rights of any third party; and (e) none of the Companies has infringed, misappropriated or otherwise violated any intellectual property rights of any third parties, except for such violations as shall not result in an economic loss to the Company in excess of $50,000 per occurrence or $150,000 in the aggregate, and the Company has no Knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as presently conducted.

3.20 Names. Schedule 3.20 sets forth a list of each name in which any of the Companies or any of its predecessors in interest has done business in the United States from the date that is the later of the date (i) that was five years prior to the Closing Date or (ii) such Subsidiaries were directly or indirectly formed or acquired by the Company.

3.21 Conduct of Business.

(a) Conduct of Ordinary Course. Except as set forth on Schedule 3.21, since December 31, 2003, the Companies have each conducted the Business only in the ordinary course of business consistent with past custom and practice, and have incurred no liabilities other than in the ordinary course of business consistent with past custom and practice, and nothing has had a Material Adverse Effect on the assets, condition (financial or otherwise), operating results, employee or customer relations or business activities of the Companies (other than any facts or circumstances that relate primarily to (1) economic conditions in general and (2) the economic performance of the entire industry in which the Company is engaged). Without limiting the foregoing and except as set forth on Schedule 3.21 or as expressly contemplated by this Agreement, since December 31, 2003, none of the Companies has:

(i) sold, assigned or transferred any material tangible asset (other than inventory in the ordinary course of business consistent with past practices) or property right used in the Business, or mortgaged, pledged or subjected them to any Encumbrance, except for Permitted Exceptions;

(ii) sold, assigned, transferred, abandoned or permitted to lapse any Governmental Permits that, individually or in the aggregate, are material to the Business or the operation of the Companies, or any of the material Intellectual Property or other Material intangible assets, or disclosed any material proprietary confidential information to any person, or granted any license or sublicense of any rights under or with respect to any material Intellectual Property or other material intangible assets other than in the ordinary course of business;

(iii) except as required by any applicable employment agreement or other than in the ordinary course of business consistent with the Companies’ past practices or as required by applicable law, made or granted any increase in, or amended or terminated, any existing plan, program, policy or arrangement, including any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into any new collective bargaining agreement or multi-employer plan;

(iv) conducted the cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of the Companies other than in the usual and ordinary course of business consistent with past custom and practice;

(v) changed any accounting principles, methods or practices utilized by it or changed any of its depreciation or amortization policies or rates in any material respect;

(vi) made any loans or advances to, or, except as disclosed on Schedule 3.33, entered into any transaction with any stockholder, employee, officer or director of any of the Companies (other than advances to the Companies’ employees in the ordinary course of business, none of which are in excess of $10,000 individually);

(vii) suffered any loss, damage, destruction or casualty loss in excess of $1,000,000 in the aggregate or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(viii) received written notification that any material customer or supplier will stop or decrease in any material respect the rate of business done with the Companies;

(ix) declared, set aside or paid any dividend or distribution of cash or other property to any stockholder of the Company or purchased, redeemed or otherwise acquired any shares of the Company’s capital stock or any Subsidiary’s capital stock or interests;

(x) amended or authorized the amendment of the Organizational Documents or Governing Documents of any of the Companies;

(xi) paid or made a commitment to pay any severance or termination payment to any employee or consultant of any of the Companies in excess of $50,000 individually or $150,000 in the aggregate;

(xii) made any capital expenditures, including, without limitation, replacements of equipment in the ordinary course of business, or entered into commitments therefor, except for capital expenditures or commitments therefor which do not, in the aggregate, exceed $75,000;

(xiii) made any equity or debt investment or commitment therefor in any Person in excess of $25,000, individually or in the aggregate;

(xiv) made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (1) such amounts paid in the ordinary course of business consistent with past practice or in accordance with the Companies’ bonus plans set forth on Schedule 3.29, and (2) wage, salary and bonus adjustments made in the ordinary course of business consistent with past practice for employees who are not officers, directors or stockholders of any of the Companies;

(xv) except as required by any applicable existing employment agreement, made, amended, or entered into any written employment contract for employees with compensation in excess of $100,000 within the past year, or created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangement; or

(xvi) committed to do any of the foregoing.

(b) No Illegal Payments. None of the Companies has at any time made or committed to make any illegal payments for political contributions or made any bribes, kickback payments or other illegal payments.

3.22 Insurance Policies. Schedule 3.22 sets forth a correct and complete list and description, including policy numbers, of all material insurance policies owned by the Companies, correct and complete copies of which policies have previously been made available to Buyer. Each of the insurance policies listed in Schedule 3.22 are in full force and effect, and each will remain so immediately following the Closing. None of the Companies is in default under any of the insurance policies listed in Schedule 3.22. None of the Companies has received any written notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies. Schedule 3.22 also contains a list of all pending claims by the Company with any insurance company and any instances within the previous two (2) years and by the Company’s Subsidiaries with any insurance company and any instances since the later of (i) the date two (2) years prior to the date hereof or (ii) the date on which such Subsidiaries were formed or acquired, directly or indirectly, by the Company, of a denial of coverage of any of the Companies by any insurance company.

3.23 Bank Accounts. Schedule 3.23 sets forth a complete and correct list of each financial institution in which any of the Companies has any account, lock box or safe deposit box with Cash or securities in excess of $50,000, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.

3.24 Licenses and Permits. Each of the Companies holds all Governmental Permits necessary for the current conduct, ownership, use, occupancy or operation of the Business, which are identified on Schedule 3.24, except where the failure to hold such Governmental Permits would not have a Material Adverse Effect. Each of the Companies has complied within the past two (2) years, and is in full and complete compliance with, in all material respects, the terms and conditions of all such Governmental Permits, all of which are in full force and effect, and neither the Companies nor the Sellers have received any written notices to the contrary.

3.25 Employee Benefit Plans.

(a) Employee Benefit Plan Liabilities. Except as described in Schedule 3.25, neither the Companies nor any current or former Plan Affiliate maintains, sponsors, contributes to or is obligated to make contributions to, or has or could have any liability with respect to, any written or oral “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “Multi-employer Plan” (as defined in Section 3(37) of ERISA), plan of deferred compensation (whether qualified or non-qualified), medical plan, life insurance plan, short or long term disability plan, dental, vision or prescription drug plan, material employee or former employee personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs, severance and sick leave), excess supplemental benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change of control agreement, employment agreement, consulting agreement or any other material benefit program, policy, arrangement or agreement (collectively, “Employee Benefit Plans”), whether or not terminated or maintained pursuant to a collective bargaining agreement or otherwise, which could give rise to or result in any of the Companies having any liability.

(b) Delivery of Employee Benefit Plans. Sellers have delivered to Buyer (i) with respect to each written Employee Benefit Plan a complete and accurate copy of: each such Employee Benefit Plan, each Form 5500 Annual Report, if applicable, for the three (3) most recent years, each material letter, ruling or notice issued by a governmental entity or agency to each such plan, each funding vehicle, if any, and the current summary plan description and summary of material modification and/or descriptive summary with respect to each such plan, if applicable and (ii) with respect to each unwritten Employee Benefit Plan, a description of the material terms of each unwritten Employee Benefit Plan maintained by, sponsored by or contributed to by any of the Companies as of the Closing Date.

(c) Compliance. Except as set forth on Schedule 3.25, each Employee Benefit Plan (i) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, all other Requirements of Laws and its terms; (ii) has been and is operated in compliance with applicable Requirements of Laws in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax deferral to its participants, income tax exemption for any related funding vehicle, either currently or in the future, and the allowance of deductions and credits with respect to contributions thereto; and (iii) where appropriate, has received or has timely applied for a favorable determination letter from the IRS. With respect to each Employee Benefit Plan, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which an exemption is not specifically available which would reasonably be expected to result individually or in the aggregate in a Material Adverse Effect.

(d) No Claims. Except as set forth on Schedule 3.25 or as would reasonably not be expected to result individually or in the aggregate in a Material Adverse Effect, with respect to each Employee Benefit Plan, there are no suits, actions, proceedings, investigations, claims or orders pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits), and, to the Knowledge of the Company, there are no facts that could reasonably be expected to give rise to any liability, suit, action, proceeding or claim against any Employee Benefit Plan, any fiduciary or plan administrator or other person dealing with any Employee Benefit Plan or the assets of such plan.

(e) No Unfunded Liability. Except for the amounts set forth on Schedule 3.25, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Employee Benefit Plan shall have been made to the extent such amounts are required to have been made at the time of Closing by such Employee Benefit Plan or accrued on the Financial Statements (to the extent applicable as of the dates of such Financial Statements) and the Preliminary Closing Balance Sheet to the extent required by GAAP, as appropriate, and no such plan otherwise has (and could not reasonably be expected to have) any unfunded liability in excess of $200,000 (including for periods from the first day of the current plan year to the Closing) which is not reflected on the Financial Statements or the Preliminary Closing Balance Sheet, as appropriate.

(f) No Multi-employer Plan, Pension Plan or Retiree Welfare Plan. Except as set forth on Schedule 3.25, neither the Companies nor any Plan Affiliate participates in, makes contributions to or has any other liability with respect to any Employee Benefit Plan that (i) is or was a “multi-employer plan” as defined in Section 4001 of ERISA, a “multi-employer plan” as described in Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (ii) otherwise is or was an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, or (iii) provides medical, health, or life insurance for or on behalf of current or future retirees or former employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code and Part 6 of Section 601 et. seq. of ERISA or under any related state Requirements of Laws).

3.26 Interest of the Company in Customers, Etc. Except as set forth in Schedule 3.26, neither the Companies nor, to the Knowledge of the Company, any of their respective Affiliates has any direct or indirect material interest in any competitor, supplier or customer of the Companies or in any Person from whom or to whom the Companies leases any real or personal property or in any other Person with whom any of the Companies has a material business relationship except for passive investments in publicly held companies constituting ownership of less than 1% of the total equity interests in such entities.

3.27 Health, Safety and Environmental.

(a) Compliance with Environmental and Safety Requirements. Except as set forth in Schedule 3.27, each of the Companies has complied with all Requirements of Laws relating to public health and safety, worker health and safety and pollution and protection of the environment on or prior to the date hereof (“Environmental and Safety Requirements”), except where the failure to comply would not have a Material Adverse Effect. Each of the Companies possesses all required Governmental Permits, and has filed all notices or applications, required thereby, except for such failure to so possess or file would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

(b) No Hazardous Wastes. Except as set forth in Schedule 3.27, to the Company’s Knowledge, none of the Companies has ever generated, transported, treated, stored, or disposed of any Hazardous Wastes at any site, location or facility and no such Hazardous Wastes are present on, in or under the Leased Real Property, in either case so as to give rise to any material liability or obligation under Environmental Laws.

(c) No Actions or Proceedings. Except as set forth on Schedule 3.27, from the later of the date that (i) was four years prior to the Closing Date or (ii) such Subsidiaries were, directly or indirectly, formed or acquired by the Company, none of the Companies has ever been subject to, or received any written notice of any private, administrative or judicial action, or any written notice of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Wastes in, under or upon any of the Leased Real Property, which would reasonably be expected to give rise to a material liability of the Company, and other than as set forth on Schedule 3.27, to the Company’s Knowledge, there is no reasonable basis for any such notice or action; and there are no pending or, to the Company’s Knowledge, threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Body or any other entity with applicable jurisdiction regarding any matter relating to health, safety or protection of the environment against or involving the Companies or the Business which matter would reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

(d) Other Condition. To the Company’s Knowledge, no facts, events or conditions with respect to the past or present operations or facilities of the Companies or the Business exist which could reasonably be expected to interfere in any material respect with or prevent continued compliance with, or could reasonably be expected to give rise to any common law or statutory liability or otherwise form the reasonable basis of any claim, action, suit, proceeding or hearing against or involving the Companies or the Business under any

Environmental and Safety Requirement based on any such fact, event or circumstance, including liability for cleanup costs, personal injury or property damage in each of the foregoing cases except for such matters which would not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect.

3.28 Salaries. Schedule 3.28 is a true, complete and correct list setting forth (i) the names and compensation rate (wages and bonus) of all individuals presently employed by the Companies, on a salaried basis, as of December 31, 2003, (ii) the names, compensation rate and annual bonus of all individuals presently employed by the Companies, on an hourly or piecework basis, as of December 31, 2003 and (iii) the names and total annual compensation for all independent contractors who render services on a regular basis to the Companies, in each of case (i), (ii) and (iii) whose annual compensation from any of the Companies for the year ended December 31, 2003 was in excess of $100,000. Except as set forth in Schedule 3.28, no person listed thereon has received any bonus or increase in compensation since December 31, 2003 and, except as set forth on Schedule 3.28, other than in the ordinary course of business, there has been no “general increase” in the compensation or rate of compensation payable to any employees of the Companies since December 31, 2003 nor since that date has there been any promise to the employees listed on Schedule 3.28 orally or in writing of any bonus or increase in compensation, whether or not legally binding, except as set forth on Schedule 3.28.

3.29 Personnel Agreements, Plans and Arrangements. Except as listed in Schedules 3.25, 3.28 and 3.29, and except for obligations, if any, to at-will employees, none of the Companies is a party to or obligated in connection with the Business with respect to any (a) outstanding written or oral bonus plans or employment or consulting agreements other than for at-will employees, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees, correct and complete copies of which previously have been furnished to Buyer. Except as set forth on Schedule 3.29, to the Knowledge of the Company, no union organizational activity has occurred and no strike, allegation, charge or complaint of employment discrimination or other similar occurrence has occurred or is pending or to the Knowledge of the Company threatened in writing against any of the Companies. There are no written administrative charges or court complaints pending or to the Knowledge of the Company threatened in writing against any of the Companies before the U.S. Equal Employment Opportunity Commission or any other Governmental Body concerning alleged employment discrimination or any other matters relating to the employment of labor, except for such matters as are referred to on Schedule 3.29 hereof.

3.30 Workers’ Compensation Claims. Schedule 3.30 sets forth all expenses relating to any workers compensation claims in excess of $25,000 asserted against any of the Companies by employees and former employees (including dependents and spouses) of any of the Companies (or predecessors) made since the later of (i) inception and (ii) the date such Subsidiaries were, directly or indirectly, formed or acquired by the Company. To the Knowledge of the Company, except as set forth on Schedule 3.30, no claim has been threatened by any employee or former employee (including any dependent or spouse) of the Companies or Plan Affiliates under any workers’ compensation laws, regulations, requirements or programs not covered by the Companies’ insurance policies.

3.31 Suppliers. Schedule 3.31 sets forth a complete and correct list of the ten (10) largest suppliers (in terms of the dollar volume of the Companies’ purchases from such suppliers during the fiscal year ended December 31, 2003) to the Companies of key materials and services and commodities, exclusive of utility services. Since December 31, 2002, no supplier listed on Schedule 3.31 has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with any of the Companies. None of the Companies has received any written notice, nor does the Company have any Knowledge, that any supplier listed on Schedule 3.31 or other material supplier intends to cancel or otherwise materially and adversely modify its relationship with any of the Companies.

3.32 Customers. Schedule 3.32 (to be provided at least fifteen days prior to the Closing Date) separately lists, for each operating business of the Company, the five (5) largest customers in terms of (1) equipment sales revenues and (2) service and supplies sales revenues of the Companies (in terms of dollar volume of the Companies’ sales made to such customers during the fiscal year ended December 31, 2003). No customers listed on Schedule 3.32 have canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with any of the Companies. Except as set forth on Schedule 3.32, none of the Companies has received any written notice, nor does the Company have any Knowledge, that any existing customer or group of related customers accounting for two percent (2.00%) or more of the Companies’ total revenues in the fiscal year ended December 31, 2003 intends to cancel, materially reduce volume of purchases or otherwise materially and adversely modify its relationship with the Companies.

3.33 Affiliate Transactions. Schedule 3.33 sets forth an accurate and complete description of every Affiliate Transaction since January 1, 2000 and any existing commitments of any of the Companies to engage in the future in any Affiliate Transactions.

3.34 Accountant Letters. Except as set forth on Schedule 3.34, within the last five (5) fiscal years the Company has not received any correspondence from its accountants, including management letters, which have indicated or disclosed that there is a “material weakness” in or “reportable condition” (as those terms are defined by GAAP) with respect to the Company’s financial condition.

3.35 No Misrepresentation. None of the representations or warranties of the Companies and the Sellers set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or information contained herein or therein in light of the circumstances in which they were made, not misleading in any material respect.

3.36 Certain Business Practices. Except as set forth on Schedule 3.36, the Companies do not have any outstanding loans or other advances directly or indirectly to or from any officer, director, employee or stockholder of any of the Companies or any entity in which any of the Companies has a direct or indirect interest, other than business advances in the usual and ordinary course of business. Schedule 3.36 lists any officer or other key employee of the Companies who terminated employment with the Companies since the later of December 31, 2002 or the date such Subsidiary of the Company was directly or indirectly formed or acquired by the Company. Except as set forth on Schedule 3.36, the Company has no Knowledge that any key employee is considering termination of employment.

3.37 Brokers. Except to the extent included on the final and binding Closing Balance Sheet as Sellers’ Closing Costs, neither the Sellers nor the Companies (nor any Member) have engaged or caused to be incurred any liability to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby for which the Companies or Buyer could be liable.

3.38 Warranties. Except as set forth on Schedule 3.38 and except for warranty claims that are in the ordinary course of business, no written claim for breach of product or service warranty that is made by any of the Companies in addition to any manufacturer’s warranty to any customer has been made against any of the Companies since the later of (i) January 1, 2002 or (ii) the date such Subsidiaries were, directly or indirectly, formed or acquired by the Company. Except for warranty and service claims in the ordinary course of the Business, to the Knowledge of the Company, no state of facts exists, and no event has occurred, which would reasonably be expected to form the basis of any present claim against any of the Companies for liability on account of any express or implied warranty to any third party in connection with products sold or services rendered by the Companies, except for warranty claims which would not individually, or in the aggregate, reasonably be expected to exceed $200,000.

3.39 Information Furnished. The Company and the Sellers have made available or will make available within a reasonable time prior to Closing to Buyer and its representatives true and correct copies of all corporate records of the Companies and all agreements, documents and other items listed on the Disclosure Schedules to this Agreement or referred to in this Agreement and the Transaction Documents.

ARTICLE IV

GLOBAL AND BUYER’S REPRESENTATIONS AND WARRANTIES

Global and Buyer each jointly and severally represent and warrant to the Sellers as follows:

4.1 Due Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to carry on its business in all material respects as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Global is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Global has all requisite corporate power and authority to carry on its business in all material respects as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease.

4.2 Due Authorization. Global and Buyer each have all requisite power, right and authority to enter into and perform their respective obligations under this Agreement and each of the Transaction Documents to which they are a party. The execution, delivery, and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Global and Buyer. This Agreement and each of the Transaction Documents to which Global and Buyer is a party has been duly executed and delivered by Global and Buyer and constitute the valid and binding obligations of Global and Buyer and are enforceable against Global and Buyer in accordance with their respective terms, except to the extent that the enforcement of this Agreement and/or any of the Transaction Documents may be limited by the application of federal or state laws (including common law) relating to insolvency, bankruptcy, receivership, creditors’ rights, moratorium, general equitable principles, or public policy. Except as set forth on Schedule 4.2, no Governmental Permits, authorizations, exemptions, approvals, consents or other actions of or notifications to (i) any court or administrative Governmental Body, (ii) any material Requirements of Laws or (iii) any other Persons other than the Global Lenders are necessary in connection with the execution, delivery and performance by Global and Buyer of this Agreement and the Transaction Documents and the consummation by Global and Buyer of the transactions contemplated hereby and thereby.

4.3 No Brokers. Neither Global nor Buyer has engaged or caused to be incurred any liability to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby for which the Parent, any of the Companies, or any Member, including any of the Sellers could be liable.

4.4 Investment.

(a) Buyer is acquiring the Shares pursuant to this Agreement for its own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act.

(b) Buyer is an Accredited Investor.

(c) Global and Buyer have sufficient investment knowledge and experience of the Business and companies similar in size and development stage as the Company to enable Global and Buyer to evaluate the risks and merits of its investment in the Company, and Global and Buyer is able financially to bear the risks thereof. Global and Buyer are sophisticated investors for purposes of applicable foreign and U.S. federal and state securities laws and regulations and are able to evaluate the risks and benefits of the investment in the Shares.

(d) Global and Buyer are able to bear the economic risk of its investment in the Shares for an indefinite period of time. Global and Buyer understand that the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 506 promulgated under the Securities Act, and that the Sellers’ reliance on such exemption is predicated on Global’s and Buyer’s representations set forth herein.

(e) Global and Buyer have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and have had full access to such other information concerning the Company as Global and Buyer have requested. Global and Buyer acknowledge that the Parent has provided or made available to Global and Buyer adequate disclosure materials related to the Company for purposes of their investment in the Shares.

4.5 Financing. Subject to the restrictions and conditions of the Global Lenders under the underwriting agreement attached hereto as Exhibit I with respect to the Global Credit Agreement, Global and/or Buyer have or will have as of the Closing sufficient funds available to pay the Purchase Price and all contemplated fees, expenses and other amounts related to the transactions contemplated by this Agreement payable by Global or Buyer. Global has obtained a customary underwriting agreement from the Global Lenders to provide sufficient financing for the transaction, a copy of which has been attached hereto as Exhibit I.

4.6 Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of Global and Buyer, threatened against Global and Buyer or any of their Affiliates which seeks rescission of, seeks to enjoin, or would otherwise reasonably be expected to have a material adverse effect on Global or Buyer or the consummation of this Agreement or any of the transactions contemplated hereby. Neither Global nor Buyer is subject to any Court Order, stipulation or consent of any court or Governmental Body that would reasonably be expected to have a material adverse effect on Global or Buyer or that would materially adversely affect their ability to consummate the transactions contemplated hereby.

4.7 Transaction Not a Breach. Except as set forth on Schedule 4.7, neither the execution and delivery of this Agreement and the Transactions Documents by Global and Buyer, nor the performance by Global or Buyer of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any provision of any material Requirements of Laws binding on Global or Buyer or their respective properties that would have a material adverse effect on Global or Buyer or that would materially adversely affect their ability to consummate the transactions contemplated hereby, or

(b) constitute a default under the Certificate of Incorporation or By-Laws of Global or Buyer.

4.8 Operations of Buyer. Buyer is a direct, wholly-owned subsidiary of Global, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.9 Issuance of Global Shares. The issuance and delivery of the Global Shares in accordance with this Agreement and the Equity Subscription Agreements contemplated hereby have been duly authorized by all necessary corporate action on the part of Global, and the Global Shares when so issued and delivered in accordance with this Agreement will be duly and validly issued fully paid and non-assessable. Except as provided in this Agreement, there are no statutory or contractual stockholders preemptive rights with respect to the issuance of the Global Shares. Assuming the accuracy of the Parent’s representations and warranties in the Equity Subscription Agreement, Global has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of the Global Shares, and the offer, sale and issuance of the Global Shares hereunder do not require registration under the Securities Act or any applicable state securities laws.

4.10 S-3 Eligibility. Global is currently eligible to register secondary offerings of securities, including the resale of the Global Stock constituting the Stock Portion of the Purchase Price on a registration statement on Form S-3 under the Securities Act.

4.11 Resale Registration Statement. At or prior to the date hereof, Buyer has delivered to the Parent a draft of the Resale Registration Statement (as defined in Section 6.6(a)) and Global intends to file the Resale Registration Statement pursuant to Section 6.6(a) in substantially the form provided subject to any reasonable comments from the Parent pursuant to Section 6.6.

ARTICLE V

PRE-CLOSING COVENANTS

5.1 General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article VII below). Without limiting the foregoing, Buyer shall have used its commercially reasonable efforts to (i) obtain the release of the Sellers and any other member of the Parent, if applicable, from all personal guarantees, if any, with respect to the Companies; (ii) obtain the consent of all OEM’s or other third parties under the Dealer Agreements to the transactions contemplated hereby; and (iii) satisfy all closing conditions and requirements of the Global Lenders under the Global Credit Agreement to provide financing for the transactions contemplated hereby.

5.2 Notices and Consents. The Parent will cause the Company to give any notices to third parties, and will cause the Company to use its commercially reasonable efforts to obtain third-party consents, that the Buyer may reasonably request in connection with the transactions contemplated by this Agreement. Each of the Parties will take any additional action to the extent commercially reasonable (and the Parent will cause the Company to take any additional action) that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of Governmental Bodies, and third parties that it may be required to give, make or obtain.

5.3 Operation of Business. Except with the express written consent of the Buyer or the oral consent of any of Thomas Johnson, Todd Johnson or Raymond Schilling, as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Disclosure Schedules, the

Sellers will cause the Companies to use commercially reasonable efforts to not engage in any practice, take any action, embark on any course of inaction or enter into any transaction outside the ordinary course of the Business or that would constitute a breach of the representations and warranties of the Company and Sellers contained in Article III of this Agreement other than a breach of the representations and warranties of the Company and Sellers which would not have a Material Adverse Effect.

5.4 Preservation of Business. Except with the express written consent of Buyer or the oral consent of any of Thomas Johnson, Todd Johnson or Raymond Schilling, as contemplated hereby or as may be incidental to or in furtherance of the transactions contemplated hereby or as may have been set forth herein or in the Disclosure Schedules, the Parent will cause the Companies to use their commercially reasonable efforts to keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees to the extent in the ordinary course of business consistent with past practice.

5.5 Access. Only in the event that neither the Buyer nor the Parent exercised its right to terminate this Agreement as provided in Article IX herein, the Company will permit representatives of the Buyer and Global to have reasonable access at reasonable times upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Companies, to the headquarters and all other facilities of the Companies, to all books, records, contracts, Tax records and documents of or pertaining to the Companies and to all key employees, and key customers and suppliers of the Companies. Parent shall proceed to arrange with the Company a mutually agreeable time and place at which the Buyer and Global may conduct interviews with key employees and/or key customers or suppliers of the Companies. Such interviews shall be in strict conformity with the format mutually agreed to by the Parent and Buyer. Prior to the Closing Date, Buyer, Global and each of their respective agents and representatives shall (i) treat and hold as such all Confidential Information, (ii) refrain from using any of the Confidential Information except in connection with this Agreement or otherwise for the benefit of the Company, and (iii) deliver promptly to the Parent or destroy, at the written request and option of the Parent, all tangible embodiments (and all copies) of the Confidential Information which are in such Person’s possession, except as otherwise permitted herein. In the event that Buyer, Global or any of their respective agents or representatives is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, such Person will notify the Parent promptly of the request or requirement. Each of Buyer and Global acknowledge that the information provided to it and its agents and representatives in connection with the transactions contemplated by this Agreement is subject to, and Buyer and Global shall, and shall cause their agents and representatives to, fully comply with the provisions of that certain Confidentiality Agreement, dated January 16, 2004, between Global and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The Sellers, the Parent and the Company also acknowledge that the information provided to it and its agents and representatives on Global in connection with the transactions contemplated by this Agreement is subject to, and the Members, the Parent and the Company shall, and shall cause their agents and representatives to fully comply with, the provisions of the Confidentiality Agreement.

5.6 Notice of Developments. The Sellers and the Company will give prompt written notice to the Buyer and Global of any material and adverse development affecting the assets, liabilities, business, financial condition, operations, results of operations of the Company or, to the Company’s Knowledge of any material and adverse development affecting the future prospects of the Companies. Buyer and Global shall provide the Parent with notice to their Knowledge of any material and adverse development affecting the future prospects of the Companies. Each Party will give prompt written notice to the others of any material development adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. In addition, the Buyer and Global shall promptly notify the Sellers if the Buyer or Global obtains knowledge that the representations and warranties of the Parent in this Agreement are not true and correct in all material respects.

5.7 Exclusivity.

(a) Prior to the Closing, the Sellers and the Company will not (and the Sellers will not cause or (to the extent within such Seller’s ability and control) permit the Companies to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets or (D) similar transaction or business combination involving the Companies or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will promptly notify the Buyer immediately if any person makes any bona fide written proposal or offer with respect to any of the foregoing at any time prior to the Closing.

(b) Global and Buyer agree that, prior to the Closing, neither Global, Buyer nor any of their respective Subsidiaries shall purchase, or enter into any definitive agreements for the purchase of, any business which would require a purchase price payable by Global and its Subsidiaries, in the aggregate, of more than $15,000,000 (by acquisition of assets or stock, merger or otherwise) with any party other than Parent and Sellers with respect to the transactions contemplated by this Agreement.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 General. In case at any time after the Closing any further action is legally necessary or reasonably desirable (as determined by Buyer and the Sellers) to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII below). In addition, the Sellers, the Company, Buyer and Global shall take all further action as is legally necessary or reasonably desirable (at Sellers’ expense) to remove any and all liens and obligations of the Companies as of the Closing Date, if any, to the Company Lenders. The Parent and Buyer acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Companies, which shall be maintained at the chief executive office of the Company; provided, however, that the Parent and the Sellers shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense, and Buyer will maintain all of the same for a period of at least six (6) years after the Closing. The Parent and the Sellers will also extend reasonable cooperation and assistance to Global after the Closing (at Global’s sole cost and expense) in preparing any financial statements of the Companies or securities reports required to be made by Global under the Securities Exchange Act of 1934, as amended, in connection with the transactions contemplated by this Agreement. To the extent not obtained prior to the Closing, Buyer shall use its commercially reasonable efforts to obtain the release of the Sellers and any other member of the Parent, if applicable, from all personal guarantees, if any, with respect to the Companies.

6.2 Transition. Each Seller agrees not to knowingly take any action that primarily is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, officer, employee or other business associate of the Companies from maintaining the same business relations with the Companies after the Closing as it maintained with any of the Companies prior to the Closing (including, without limitation, interfering in the Company’s business operations). After the Closing, (i) each Seller agrees not to intentionally make to any customer, supplier, employee or business relation or affiliate of any of the Companies or the general public any statement that intentionally and materially disparages Global or its Subsidiaries (including their respective officers, directors, stockholders and employees) and (ii) Global agrees not to, and shall cause its Subsidiaries not to, intentionally make to any customer, supplier, employee or business relation or Affiliate of any of the Sellers or the general public any statement that intentionally and materially disparages any of the Sellers or their Affiliates (including their respective officers, directors, stockholders and employees).

6.3 Confidentiality. Following the Closing Date, except as otherwise permitted in this Agreement, each Seller agrees to (i) treat and hold as such all Confidential Information and (ii) refrain from using any of the Confidential Information except in connection with this Agreement, including enforcement of its rights under the Transaction Documents, as an employee of the Company, or otherwise for the benefit of the Company, Buyer or their respective affiliates; provided, however, that the Parent and the Sellers may disclose the basic terms of the transactions contemplated by this Agreement to the equityholders of the Parent and its affiliates to the extent such information is customarily provided to such equityholders in the ordinary course of business. In the event that a Seller is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement.

6.4 Covenant Not to Compete. Without any allocation of the Purchase Price paid to the Sellers by Buyer, each Seller (other than Allstate Insurance Company) covenants and agrees, for a period of three (3) years from and after the Closing Date, that he or it will not intentionally, directly or indirectly without the prior written consent of Buyer, for himself or on behalf of any entity:

(a) become interested or engaged, as a stockholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or give financial, technical or other assistance to, any Person, firm or corporation, in each case primarily for the purpose of engaging in the Business in competition with any of the Companies within the greater of (i) a 100 mile radius of any of the Companies’ current retail service locations, or (ii) in any geographic area in the States of California, Texas, Arizona, Washington and/or Oregon in which any of the Companies currently conducts business (the “Current Trade Area”);

(b) enter into any agreement with, service, assist or solicit the business of any customers of the Companies, Global or any of their respective affiliates primarily for the purpose of providing retail office equipment sales or service to such customers in competition with the Business in the Current Trade Area or to intentionally cause such customers to reduce or end their business with the Companies; or

(c) enter into any agreement with, or solicit the employment of, employees of the Companies for the purpose of causing them to leave the employment of the Companies;

The foregoing shall in no event limit or prevent any Seller from being the owner of less than five percent (5%) of the outstanding stock of any publicly-traded corporation.

6.5 Additional Tax Matters.

(a) Prior to the Closing Date, the Company shall engage Ernst & Young (or other accounting firm of national standing reasonably acceptable to Buyer) to prepare all federal, state and local income Tax Returns with respect to all periods ending on or before the Effective Date (“Pre-Closing Tax Periods”) that have not been filed as of the Closing Date. Such Tax Returns shall be prepared in a manner consistent with prior practice except as otherwise required by applicable law, and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of income or expense between Pre-Closing Tax Periods and periods ending after the Closing Date. The Company shall deliver a draft of any such Tax Return to Parent for Parent’s review and comment at least 15 days prior to the due date for the filing of such Tax Return (or if earlier, 15 days prior to the filing date thereof). Buyer, the Company and Parent shall cooperate to resolve any disagreement they may have regarding whether such Tax Return has been prepared in accordance with the prior practice of the Company (or, where no past practice has been established for an item, whether such item has been reported in a manner better supported by applicable law than any other manner). The Parent’s consent shall not be required for the Company to file the Tax Return (or for Buyer to cause the Tax Return to be filed) as Buyer deems appropriate, but if the Parent delivers a written statement to Buyer no more than 10 days after receiving a Tax Return for review and comment, which written statement sets forth the Parent’s objections to the Tax Return as proposed to be filed by the Company and Buyer, the Parent and the Buyer shall (following the filing of such Tax Return as prepared (or as caused to be prepared) by the Buyer) submit the dispute over the items specified in such written statement to the Independent Accountants. The Parent and the Buyer shall use their commercially reasonable efforts to cause the Independent Accountants to resolve such disputed items as soon as practicable, subject to the standard that items for which a past practice has been established by the Company shall be determined in accordance with such past practice except as otherwise required by applicable law and that all other items shall be determined in a manner better supported by applicable law than any other manner. If the Independent Accountants determines that one or more disputed items should have been determined (based on the standard set forth in the immediately preceding sentence) in a manner different from the manner in which such item or items were reported on the Tax Return as actually filed, then the amount of Tax liabilities and Tax assets to be reflected in the Closing Statement Review shall be determined with reference to the amounts that would have been reflected on such Tax Return had such Tax Return been prepared and filed in accordance with the Independent Accountants’ determination, as opposed to the amounts reflected on such Tax Return as actually prepared and filed. The resolution of any dispute by the Independent Accountants pursuant to this Section 6.5(a) shall be final, binding and non-appealable on the parties hereto. The fees and expenses of the Independent Accountants shall be shared 50% by Buyer and Global, jointly and severally, and 50% by Parent. The Company shall, and Buyer shall cause the Company, to pay all Taxes shown as due on any Tax Return filed pursuant to this Section 6.5(a).

(b) Buyer, the Parent and the Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Buyer and/or the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees to cause the Company to (A) use its commercially reasonable efforts to properly retain and maintain such records for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (B) allow the Parent, the Sellers and their agents and representatives at times and dates mutually acceptable to the parties, to reasonably inspect, review and make copies of such records from time to time, such activities to be conducted during normal business hours and at the Parent’s or Sellers’ expense, as appropriate with respect to out-of-pocket expenses.

(c) If, subsequent to the Closing, Buyer or the Companies receives notice of a Tax Contest with respect to any Tax Return for a periods or portions thereof beginning prior to the Closing Date that reasonably could be expect to have an adverse impact on the Parent’s indemnification obligations under this Agreement, then within thirty (30) days after receipt of such notice, Buyer shall notify the Parent of such notice. Buyer shall have the right to control the conduct and resolution of any such Tax Contest, provided, however, that the Parent shall have the right to control the conduct and resolution of the portion of such Tax Contest that that reasonably could be expect to have a Material Adverse Effect on the Parent’s indemnification obligations under this Agreement to the extent that such indemnification obligations would not be covered by the Escrow Sum, provided, however, that if any of the issues raised in such Material Tax Contest could reasonably be expected to have a material impact on Taxes of the Companies for a Tax period or portion thereof beginning on or after the Closing Date (a “Post-Closing Tax Period”), then the Parent shall afford Buyer the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest with respect to such issues that could reasonably be expected to have a material impact on Taxes of the Companies in any Post-Closing Tax Period. If Buyer shall have the right to control the conduct and resolution of any Tax Contest that reasonably could be expect to have an adverse impact on the Parent’s indemnification obligations under this Agreement (whether because the Parent shall have the right to control the conduct and resolution of such Tax Contest but either elects in writing not to do so or otherwise fails to do so or otherwise), then Buyer shall keep the Parent informed of all developments on a timely basis and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Parent’s indemnification obligations under this Agreement without the Parent’s written consent, which shall not be unreasonably withheld. If Buyer shall have the right to control the conduct and resolution of such Tax Contest but either elects in writing not to do so or otherwise fails to do so, then the Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that the Parent shall keep Buyer informed of all developments on a timely basis and the Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have a material impact on Taxes of the Companies in any Post-Closing Tax Period without Buyer’s written consent, which shall not be unreasonably withheld. Each party shall bear its own costs for participating in such Tax Contest. “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

(d) No Tax Return of the Company filed with respect to periods ending before, or including, the Closing Date shall be amended after the Closing Date if such amendment reasonably could be expected to have a material adverse impact on the Parent’s indemnification obligations under this Agreement without Parent’s consent, which consent shall not be unreasonably withheld.

(e) Except to the extent included as an asset in the Working Capital reflected on the Closing Balance Sheet or as provided in the next sentence below, all refunds of Taxes received by Buyer or the Companies, and all amounts credited against Taxes to which Buyer and the Companies become entitled, with respect to Taxes paid by the Parent, the Sellers or the Company for periods (or portions thereof, determined in accordance with Section 6.5(b)) ending on or before the Closing Date shall be paid over to the Parent within ten (10) Business Days of receipt or crediting by Buyer or the Companies thereof. The amount of any Tax refund or credit that may be payable to the Parent pursuant to the preceding sentence shall not include any portion of such refund or credit that is attributable to any loss, credit, deduction, or other amount that arises in or is attributable to any period (or portion thereof) after the Closing Date, nor shall Buyer or the Companies have any obligation to seek or take any action or position in order to create, increase, or obtain any refund or reduction of the amount of Taxes paid by the Parent, the Sellers or the Companies for any period.

6.6 Agreement to Register Stock.

(a) (i) Within three (3) Business Days following the date hereof, Global shall prepare and file a registration statement on Form S-3 (the “Resale Registration Statement”) under the Securities Act covering the resale of the Global Stock to be issued as the Stock Portion of the Purchase Price (and any shares of the capital stock of Global that may be issued with respect to the Global Stock as a result of a reclassification, recapitalization, dividend, stock split or comparable event). Prior to the filing of the Resale Registration Statement, Global shall provide the Parent with a reasonable opportunity to comment and shall use commercially reasonable efforts to incorporate any reasonable comments timely provided by the Parent in the Resale Registration Statement subject to any applicable Requirements of Laws. Global shall thereafter use its reasonable best efforts to have such Resale Registration Statement declared effective by the Securities and Exchange Commission (“SEC”) as soon after the filing as practicable and in any event within thirty (30) days (assuming the SEC informs Global that it will not review the Resale Registration Statement or the documents incorporated by reference therein) and to keep that Resale Registration Statement effective and current, including through the filing of any amendments and supplements that may be required under provisions of applicable law, for one year after its original effectiveness or such shorter period of time during which all shares of Global Stock covered by the resale Registration Statement have been sold thereunder. Global may not include other shares of Global’s Stock on the Resale Registration Statement. At Global’s option, Global may satisfy its obligations under this Section 5.1(a) on another form of registration statement under the Securities Act to the extent Form S-3 is not then currently available to Global.

(ii) Global agrees to notify each holder of Global Stock registered on the Resale Registration Statement (i) when the Resale Registration Statement (or any post-effective amendment thereto) has become effective, (ii) if the SEC has issued any stop order with respect to the Resale Registration Statement or initiated any proceedings for that purpose, and (iii) if Global has received any written notification with respect to the suspension of qualification of any Global Stock for sale in any jurisdiction or any securities exchange or market or with respect to the initiation or threat of any proceeding for such purpose. Global shall use commercially reasonable efforts to obtain the withdrawal, at the earliest practicable time (after any period described in Section 6.6(b)), of (i) any order suspending the effectiveness of the Resale Registration Statement, (ii) any order preventing or suspending the use of a prospectus or (iii) any suspension of the qualification (or exemption from qualification) of any of the Global Stock for offer or sale in any jurisdiction, provided, however, that to obtain the withdrawal of any suspension of the qualification (or exemption from qualification) of any of the Global Stock Global shall not be required to (x) qualify generally to do business in any jurisdiction where it is not then so qualified or (y) take any action which would subject it to general service of process or to taxation in excess of a nominal amount in any jurisdiction where it is not then so subject.

(iii) Upon the occurrence of any event that requires Global to make changes in the Resale Registration Statement or the prospectus so that, as of such date, neither the Resale Registration Statement nor the related prospectus contains an untrue statement of a material fact nor omits to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the related prospectus, in light of the circumstances under which they were made) not misleading, Global shall, (subject to the periods permissible under Section 6.6(b)) promptly prepare and file a post-effective amendment to the Resale Registration Statement or an amendment or supplement to the related prospectus, as the case may be, so that, as thereafter delivered to holders of Global Stock registered on the Resale Registration Statement, the Resale Registration Statement and the related prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the related prospectus, in light of the circumstances under which they were made) not misleading.

(iv) Global further agrees to furnish holders of Global Stock registered on the Resale Registration Statement such numbers of copies of a prospectus, in conformity with the requirements of applicable law, any amendment or supplement to such prospectus, and such other documents as each such holder may reasonably request in order to facilitate the disposition of the Global Stock owned by such holder.

(b) The Parent and the Sellers shall not (and shall cause each holder of Global Stock registered on the Resale Registration Statement to not) effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act) of Global Stock during any one or more periods not to exceed 45 days in any three-month period and not to exceed, in the aggregate, 90 days in any 12-month period in which Global notifies such holders of Global Stock registered on the Resale Registration Statement not to effect any public sale or distribution of such securities; provided, however, that such restriction may only be applied to the holders of such Global Stock if all other holders of Global Stock registered pursuant to a registration statement covering the resale of Global Stock are restricted during such period from effecting any public sale or distribution of Global Stock. The Parent and the Sellers further expressly agree that they shall (and shall cause each holder of Global Stock registered on the Resale Registration Statement to) maintain in confidence the fact of Global’s delivery of notice that no public shares or distributions shall be made. The Parent and the Sellers agree to comply with the provisions of the Exchange Act of 1934, as amended, and the rules and regulations thereunder relating to stock manipulation, including Regulation M.

(c) At any time when a prospectus relating to the Resale Registration Statement is required to be delivered under applicable law, Global will give notice to any holder of Global Stock registered on the Resale Registration Statement of the happening of any event as a result of which the prospectus included in such Resale Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Any such holder shall cease using such prospectus immediately upon receipt of notice from Global to that effect and shall maintain in confidence the fact of Global’s having delivered such notice until such time as Global has supplemented or amended the prospectus as described below. At the request of such holder, Global shall prepare and furnish to each holder a reasonable number of copies of a supplement to an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(d) (i) Global shall bear all costs incurred in preparing and filing the Resale Registration Statement including, without limitation, all applicable legal, accounting, printing, blue sky and SEC filing fees, provided, however, that Global shall not be responsible for any underwriting commissions or discounts, brokerage fees or legal fees or disbursements incurred by any person or entity (other than Global) that sells any shares of Global Stock under the Resale Registration Statement. Global shall also bear all costs of keeping the Resale Registration Statement current during the applicable period described in Section 6.6(a).

(ii) Global will indemnify and hold harmless each holder of Global Stock registered on the Resale Registration Statement against any losses, claims, damages or liabilities to which such holder may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Resale Registration Statement, as supplemented or amended, any final prospectus contained therein, as supplemented or amended, or any amendment or supplement thereof, as supplemented or amended, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that (i) Global will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such holder in writing specifically for use in the Resale Registration Statement or prospectus; (ii) Global shall not be liable to any such holder that uses the Resale Registration Statement or related prospectus during a period when a stop order has been issued in respect of such Resale Registration Statement or any proceedings for that purpose have been initiated, provided that, in any such case, Global has provided notice thereof to such holder within a reasonable period of time prior to the use by such holder of the Resale Registration Statement or related prospectus; and (iii) Global shall not be liable to any such holder with respect to any untrue statement or omission or alleged untrue statement or omission made in any prospectus relating to the Resale Registration to the extent that prior to such holder’s use of such prospectus Global notified such holder that such prospectus included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(iii) Each such holder of Global Stock registered on the Resale Registration Statement shall furnish to Global in writing such information with respect to such holder as Global may reasonably request or as may be required by law for use in connection with the Resale Registration Statement and the final prospectus contained therein, and each such holder will indemnify, severally and not jointly, and hold harmless Global against any losses, claims, damages or liabilities to which Global may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Resale Registration Statement, any final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the same extent as the foregoing indemnity from Global to the holders of Global Stock registered on the Resale Registration Statement, but only with respect to any such information with respect to such holder furnished in writing to Global expressly for use therein; provided, however, that notwithstanding anything in this Agreement to the contrary, the total amount to be indemnified by such holder under this Section 6.6(c)(iii) shall be limited to the net proceeds received by such holder in the offering to which the Resale Registration Statement or prospectus relates.

(e) Without the consent of Global, the rights described in this Section 6.6 shall not be transferable and shall not be afforded to any person or entity to whom the Global Shares are transferred, except that such rights may be transferred with the Global Shares without such consent to persons who (1) execute a Selling Stockholder Notice in the form attached as Exhibit J hereto, (2) receive the Global Shares in a transaction effected in compliance with the requirements of the Equity Subscription Agreement, and (3) (A) are members of the Parent or (B) receive the Global Shares from such a member or from the Parent in a transaction in which the transferor transfers at least 50% of the Global Shares initially received by it from Global or the Parent, as applicable.

6.7 Shut Down Costs. After the Closing, Global and Buyer shall take reasonable measures to minimize the amount of any Shut Down Costs and, to the extent that the Companies had not entered into binding commitments with respect to any particular Shut Down Cost prior to the Closing, Global and Buyer shall obtain the Parent’s consent (which shall not be unreasonably withheld or delayed) with respect to any Shut Down Cost that individually or in the aggregate exceeds $100,000. In the event that Buyer or the Companies reasonably determine that the Companies are not obligated to pay any Sellers’ Closing Costs or Shut Down Costs within 18 months following the Closing Date which have reduced the Cash Portion of the Purchase Price pursuant to Article II, such amounts shall be paid to the Parent promptly in cash after such determination is made.

6.8 Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing Date, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in the Companies’ Organizational Documents or Governing Documents relating to the exculpation or indemnification of former officers and directors (unless otherwise required by law), it being the intent of the Parties that the officers and directors of the Companies prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law. For a period of six (6) years after the Closing Date, Buyer shall, or shall cause the Company and its Subsidiaries to, maintain director and officer liability insurance, which insurance shall provide coverage for the individuals who were officers and director of the Company and its Subsidiaries prior to the Closing Date, comparable to the policy or policies maintained by the Companies immediately prior to the Closing Date to the maximum extent such policies may be so maintained, for no more than an annual cost of 300% of the cost for the year ended December 31, 2003. All estimated costs of procuring such insurance (to the extent not obtained or paid by the Companies prior to the Effective Date) shall be deemed to be Shut Down Costs.

ARTICLE VII

CONDITIONS TO OBLIGATION OF PARTIES TO

CONSUMMATE CLOSING

7.1 Conditions to Buyer’s Obligations. The obligations of Buyer and Global under this Agreement to consummate the Closing are subject to the conditions (unless waived by Buyer) that:

(a) Covenants, Representations and Warranties. The Company and the Sellers shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by each of them prior to or at the Closing Date except where the failure to perform and comply would not constitute a Material Adverse Effect. The representations and warranties set forth in Article III above shall be true and correct in all respects at and as of the Closing Date, except for where such failure would not have a Material Adverse Effect.

(b) Consents. All statutory requirements for the valid consummation by the Company and the Sellers of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation of the transactions contemplated hereby (including those listed with an asterisk on Schedule 3.9 (other than the DLL Leasing Agreement), Dealer Agreements and lessors of Buildings (to the extent consent of the lessors is actually necessary)), shall have been obtained in form and substance reasonably satisfactory to Buyer other than the DLL Leasing Agreement, including, without limitation, the expiration or termination of any applicable waiting periods under the HSR Act, if applicable, shall have been duly obtained and shall be in full force and effect on the Closing Date, except, in each case or in the aggregate, where the failure to obtain such authorizations, consents or approvals could not have a Material Adverse Effect. All approvals of the Board of Directors or its equivalent and stockholders or members of the Company and Parent, as applicable, necessary for the consummation of this Agreement, and the transactions contemplated hereby shall have been obtained.

(c) [Reserved].

(d) Payoff Letters; Releases. The Company shall have obtained and delivered to Buyer payoff letters with respect to all Funded Indebtedness as of the Closing and releases of all Encumbrances securing Funded Indebtedness (which may only be conditioned upon payment by Buyer of the amount set forth in such payoff letters). The Company shall have obtained and delivered to Buyer releases of all other Encumbrances, other than Permitted Exceptions.

(e) Material Adverse Effect. There has been no Material Adverse Effect with respect to the Companies since December 31, 2003.

(f) Leases. Substantially all of the real estate leases for the Buildings shall continue to remain in full force and effect without change following the Closing Date except as would not have a Material Adverse Effect.

(g) No Actions. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency (with applicable jurisdiction) of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment order, decree, stipulation, injunction or charge would (A) prevent consummation of any of the material transactions contemplated by this Agreement, (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation or (C) affect materially and adversely the right of the Buyer to own, operate or control the Shares or the Companies.

(h) Documents to be Delivered by the Parent and the Company. The following documents shall be delivered at the Closing by the Parent and the Company:

(i) Opinion of the Parent’s Counsel. Buyer shall have received an opinion of counsel to the Company and the Parent, dated on the Closing Date, in substantially the same form as the form of opinion that is as attached as Exhibit B hereto.

(ii) Secretary’s Certificate. Buyer shall have received a secretary’s certificate of the Company executed by the secretary of the Company, dated the Closing Date, in substantially the same form as the form of certificate that is attached as Exhibit C hereto.

(iii) Release. The Sellers shall have executed a general mutual release (the “Release”) in substantially the same form as the form attached as Exhibit D hereto.

(iv) Sellers’ Receivables. The Sellers shall, and the Company shall have caused all of the Company’s officers, directors and/or employees to, have repaid in full all debts and other obligations, if any, owed to the Company other than business advances in the ordinary course of business; provided, however, that this condition shall be deemed waived if the Parent agrees that any such amount outstanding as of the Closing Date would be deducted from the Purchase Price.

(v) Stock Certificates. The Parent shall have delivered the Shares accompanied by duly executed stock powers, free and clear of all Encumbrances other than restrictions under applicable securities laws assuming all Funded Indebtedness pursuant to the Company Credit Agreement as accurately set forth on a payoff letter delivered to Buyer pursuant to Section 7.1(d) has been paid by Buyer.

(vi) Equity Subscription Agreement. The Parent shall have executed and delivered to Buyer an Equity Subscription Agreement in substantially the same form as the form attached as Exhibit G hereto.

(vii) Escrow Agreement. The Parent shall have delivered to Buyer and Global at the Closing the duly executed Escrow Agreement in the form attached hereto as Exhibit A, as required pursuant to Section 2.5 hereof.

(viii) Officer’s Certificate. The Company and Parent shall each have delivered to Buyer an officer’s certificate to the effect that all closing conditions of Parent and the Company set forth in Sections 7.1(a), (d)-(g) have been obtained or satisfied.

(ix) Resignations. The Buyer shall have received the resignations, effective as of the Closing, of (A) each director of the Companies and (B) each officer of the Companies, in each case, to the extent designated by the Buyer, in each case prior to the Closing.

(i) Bank Consent. Global shall have received the financing from the Global Lenders in accordance with the terms of the Underwriting Agreement attached hereto as Exhibit I.

7.2 Conditions to the Sellers’ and the Company’s Obligations. The obligation of the Sellers, the Parent and the Company under this Agreement to consummate the Closing is subject to the conditions (unless waived by the Parent) that:

(a) Covenants, Representations and Warranties. Global and Buyer shall have performed all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Global and/or Buyer prior to or at the Closing Date (except where the failure to perform and comply would not have a material adverse effect on Global and Buyer), including without, limitation, the filing of the Resale Registration Statement with the SEC. The representations and warranties set for in Article IV above shall be true and correct in all respects at and as of the Closing Date, except for where such failure would not have a material adverse effect on Global and Buyer. No material adverse change shall have occurred in Global’s or the Buyer’s ability to consummate the transactions contemplated hereby.

(b) Consents. All statutory requirements for the valid consummation by Global and Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals, including those of all federal, state, local and foreign governmental agencies and regulatory authorities required to be obtained in order to permit the consummation by Global and Buyer of the transactions contemplated hereby, shall have been obtained in form and substance reasonably satisfactory to the Parent, including, without limitation, to the extent required, the expiration or termination of any applicable waiting periods under the HSR Act, shall have been duly obtained and shall be in full force and effect on the Closing Date, except for where such failure would not have a material adverse effect on Global or its ability to consummate the transactions contemplated hereby. All approvals of the Board of Directors and stockholders of Buyer and Global necessary for the consummation of this Agreement, and the transactions contemplated hereby shall have been obtained.

(c) Documents to be Delivered by Global and Buyer. The following documents shall be delivered at the Closing by Global and Buyer, as the case may be:

(i) Secretary’s Certificate. The Parent shall have received a secretary’s certificate executed by the secretary of each of Global and Buyer, dated the Closing Date, in substantially the same form as the form of certificate that is attached as Exhibit E hereto.

(ii) Escrow Agreement. Buyer and Global shall have delivered to the Parent at the Closing the duly executed Escrow Agreement in the same form attached hereto as Exhibit A, as required pursuant to Section 2.5 hereof.

(iii) Equity Subscription Agreement. Global and Buyer shall have executed and delivered to Parent an Equity Subscription Agreement in substantially the same form as the form attached as Exhibit G hereto.

(iv) Global Stock Certificates. Global shall have delivered to Parent in accordance with Section 2.3(b) the stock certificates of Global Stock.

(v) Opinion of Global and Buyer’s Counsel. The Parent shall have received an opinion of counsel to Global and Buyer, dated on the Closing Date, in substantially the same form as the form of opinion that is as attached as Exhibit H hereto.

(vi) Officer’s Certificate. The Parent shall have received an officer’s certificate of the Buyer and Global to the effect that all closing conditions set forth in Sections 7.2(a), (d), (e) and (f) have been obtained or satisfied.

(vii) Release. The Company, Buyer and Global shall have executed the Release in substantially the same form as the form attached as Exhibit D hereto

(d) No Actions. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency (with applicable jurisdiction) of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment order, decree, stipulation, injunction or charge would (A) prevent consummation of any of the material transactions contemplated by this Agreement, (B) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation or (C) Materially Adversely Effect the right of the Buyer to own, operate or control the Shares or the Companies.

(e) Resale Registration Statement. The Resale Registration Statement shall have been declared effective by the SEC and not withdrawn and the SEC has not issued any stop order with respect to the Resale Registration Statement or initiated any proceedings for that purpose.

(f) Payments to the Parent. The Parent shall have received the Purchase Price for the Shares.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification.

(a) Indemnification of Buyer. Except as provided in Section 8.5, each Seller, individually and not joint and severally, shall indemnify and hold harmless Global and Buyer and each officer, director and affiliate of Global and Buyer, including without limitation the Company or any successor of the Company (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) other than consequential, special and indirect damages (collectively, the “Indemnifiable Costs”), which any of the Buyer Indemnified Parties sustains, or to which any of the Buyer Indemnified Parties is subjected, arising out of any misrepresentation or breach by such Seller under any of the individual representations in Sections 3.1 and 3.9(a), (d) and (e), covenants, conditions, agreements or other provisions of this Agreement or any agreement or document executed in connection herewith with respect to such Seller (collectively, the “Individual Obligations”). Except as provided in Section 8.5, the Parent and the Sellers, jointly and severally shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Indemnifiable Costs which any of the Buyer Indemnified Parties sustains, or to which any of the Buyer Indemnified Parties is subjected, arising out of (A) any misrepresentations or breach by the Company (and not with respect to a particular member of Parent) of or under any of the representations, covenants, conditions, agreements or other provisions of this Agreement or any Transaction Document executed in connection herewith; (B) any liability against the Companies or any of the Buyer Indemnified Parties to (i) any other party to a Dealer Agreement or (ii) any party to an equipment leasing arrangement with a leasing company (other than the DLL Leasing Agreement or any related agreement with DLL or other agreement with DLL listed on Schedule 3.9 or 3.14) or one of the Companies’ customers for claims by such other party involving the breach of any such agreement or any Requirements of Laws in connection with any such agreement; to the extent not listed on Schedule 3.18, based upon facts occurring prior to Closing which form the alleged basis for any litigation, but only (i) if the primary claim of any such dispute or litigation with such other party to a Dealer Agreement or an equipment leasing agreement is the breach of any such agreement or any Requirements of Laws in connection with any such agreement prior to the Closing by the Companies (i.e. not primarily based on circumstances affecting the relationship with such third party after the Closing) and (ii) to the extent it should have been, but was not, reserved for or reflected in the Financial Statements; (C) any obligation or uncollected amounts actually due by the Companies pursuant to a recourse lease or guaranty entered into by the Company or the Sellers on or prior to the Closing Date, whether or not disclosed on the Disclosure Schedules, but only to the extent not reserved for or reflected in the Financial Statements or the final and binding Closing Statement Review in accordance with GAAP, or (D) any claims or liability against the Company, whether known at the time of signing of the Agreement or not, assessed for periods prior to the Closing by any Governmental Body or representative thereof for Unclaimed Property except as reserved for or reflected in the Financial Statements. This indemnification is expressly intended to apply notwithstanding any negligence (whether sole, concurrent, active or passive) or other fault or strict liability on the part of the Buyer.

(b) Indemnification of the Parent and the Sellers. Except as provided in Section 8.5, Buyer and Global (collectively, the “Buyer Indemnifying Parties”)

agree to jointly and severally indemnify and hold harmless the Parent, the Sellers and each officer, director, partner, member and affiliate of the Parent and the Sellers (other than the Companies after the Closing) (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, each an “Indemnified Party” and collectively the “Indemnified Parties”) from and against any and all Indemnifiable Costs, which any of the Seller Indemnified Parties sustains, or to which any of the Seller Indemnified Parties is subjected (whether or not brought by a third party) arising out of (A) any misrepresentation or breach by Buyer and/or Global of or under any of the warranties, representations, covenants, conditions, agreements or other provisions of this Agreement or any Transaction Document executed in connection herewith; or (B) any claim or liability against any of the Seller Indemnified Parties by any Person based upon facts occurring or arising after the Closing Date and unrelated to acts or omissions of the Sellers prior to the Closing Date. This indemnification is expressly intended to apply notwithstanding any negligence (whether sole, concurrent, active or passive) or other fault or strict liability on the part of the Sellers.

(c) Exceptions. Claims made by one Party against the other Party pursuant to Sections 2.6, 2.7, 2.8 and/or 2.9 shall not be subject to any of the provisions or the limitations set forth in Section 8.5. Notwithstanding the foregoing, no Seller Indemnified Party or Buyer Indemnified Party shall be entitled to make any claim under this Article VIII to the extent, but only to such extent, that the item for which such claim was made resulted in a Purchase Price adjustment pursuant to Sections 2.6, 2.7, 2.8 or 2.9 that was paid in full by the other Party or had the result of actually decreasing or increasing the Purchase Price.

8.2 Defense of Claims.

(a) If any legal proceeding shall be instituted, or any claim or demand made, against any Buyer Indemnified Party or Seller Indemnified Party, as applicable, in respect of which the Parent, any Seller or the Buyer Indemnifying Parties, as applicable (each, an “Indemnifying Party”), may be liable hereunder (except for a proceeding or claim regarding Taxes, which shall be governed by Section 6.5(c)), such Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, and in any event within ten (10) Business Days after receiving any written notice from any third party describing in reasonable particularity the claim and the basis thereof; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder, unless, and then solely to the extent that, the Indemnifying Party is actually prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnifying Party shall have the right to defend any litigation, action, suit, demand, or claim for which such Indemnified Party may seek indemnification and such Indemnified Party shall extend reasonable cooperation in connection with such defense, which shall be at the Indemnifying Party’s expense.

(b) In the event the Indemnifying Parties fail or refuse to defend the same within a reasonable length of time, the Indemnified Parties shall be entitled to assume the defense thereof, and the Indemnifying Parties shall be liable to repay the Indemnified Parties for all reasonable expenses incurred in connection with said defense (including reasonable attorneys’ fees and settlement payments) if it is determined that such request for indemnification was proper.

(c) If the Indemnifying Parties shall not have the right to assume the defense of any litigation, action, suit, demand, or claim in accordance with clause (b) above, the Indemnified Parties shall have the absolute right to control the defense of and to settle, with the consent of the Indemnifying Parties, which consent shall not be unreasonably withheld, such litigation, action, suit, demand, or claim; provided that Parent shall have the absolute right to settle any and all claims to the extent that payment for such claim is made solely from the Escrow Sum.

(d) The Indemnified Parties shall be entitled, at their own expense, to participate in such litigation, action, suit, demand, or claim to the extent practicable.

8.3 Escrow Claim. Following the Closing and through the date of the Escrow Sum has been exhausted for fully released, if any claim for indemnification other than Individual Obligations is made by an Indemnified Party pursuant to this Article VIII prior to the expiration of the Escrow Period, such Indemnified Party shall first apply to the Escrow Agent for reimbursement of such claim in accordance with the provisions of this Agreement and the Escrow Agreement. Thereafter, the Buyer Indemnified Parties may have recourse against Parent and Sellers pursuant to the terms of this Agreement subject to the limitations contained in this Agreement.

8.4 Offsets Against Indemnification. The amount of any Indemnifiable Costs for which indemnification is provided under this Article VIII (a) shall be reduced to take account of any net Tax benefit realized (in the form of a Tax refund, reduction in Taxes payable, or credit against Taxes payable), and shall be increased to take account of any net Tax detriment realized, arising from the incurrence or payment of any such Indemnifiable Costs or from the receipt of any such indemnification payment and (b) shall be reduced by the insurance proceeds received and any other net amount, if any, recovered from third parties, pursuant to acquisition agreements with the Companies or otherwise, by any Indemnified Party (or its Affiliates) with respect to any Indemnifiable Costs. If a Party that has received a payment for an Indemnifiable Cost realizes a Tax benefit after such payment has been received, and such Tax benefit was not previously netted against such payment, such Party shall promptly pay over to the Party that made the payment an amount equal to the amount of such Tax benefit. If any Indemnified Party shall have received any indemnification payment pursuant to this Article VIII with respect to any Indemnifiable Costs, such Indemnified Party shall, upon written request by the Indemnifying Party, assign to such Indemnifying Party (to the extent of the indemnification payment) any claim which such Indemnified Party may have under any applicable insurance policy or other agreement which provides coverage for such Indemnifiable Costs to the extent of such indemnification payment, to the extent such assignment is permissible (and if not permissible, the Indemnified Party shall use commercially reasonable efforts at the Indemnifying Party’s expense to recover such amounts on behalf of the Indemnifying Party). Such Indemnified Party shall reasonably cooperate (at the expense of the Indemnifying Party) to collect under such insurance policy or agreement prior to or contemporaneously with seeking indemnification against an Indemnifying Party. If any Indemnified Party shall have received any payment pursuant to this Article VIII with respect to any Indemnifiable Costs and has or shall subsequently have received insurance proceeds or other amounts with respect to such Indemnifiable Costs, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of the expenses incurred by it in procuring such recovery and any Tax detriment realized), but not in excess of the amount previously so paid by the Indemnifying Party.

8.5 Limits on Indemnification. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties and the related indemnities made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for a period of eighteen (18) months, provided (a) the representations, warranties and covenants contained in Sections 3.1 (Due Authorization), 3.6 (Capital Stock; Title to Shares), 3.7 (Convertible Securities, Options, Etc.), 3.13 (Taxes), 3.25 (Employee Benefits), 4.2 (Due Authorization), 4.4 (Investment), 4.9 (Issuance of Global Shares), 5.5 (Access), 6.1 (General), 6.2 (Transition), 6.3 (Confidentiality), 6.4 (Covenant Not to Compete), 6.5 (Additional Tax Matters), and 6.7 (Shut Down Costs) and Article VIII of this Agreement, and the related indemnities, as well as the right to make any claim for fraud, shall survive the Closing until the expiration of the applicable statutes of limitations for determining or contesting tort or contract claims, Tax liabilities or fraud, as the case may be; provided, however, that the indemnities provided in Section 8.1(a)(B), (C) or (D) shall in any event expire no later than the fourth anniversary of the Closing Date, (b) the representations, warranties and covenants contained in Sections 3.2 (Title to Shares), and 3.4(b) and (c) (Subsidiaries) of this Agreement, and the related indemnities, shall survive the Closing indefinitely and not expire, and (c) all other covenants set forth in Article VI which have specific expiration terms as set forth herein shall expire as of the dates set forth therein. Notwithstanding the foregoing, any indemnification claims made prior to the expiration of the applicable statute of limitations or period set forth in the preceding sentence, shall continue after such date until finally resolved. The Sellers shall not be obligated to pay any amounts for indemnification under this Article VIII (other than Individual Obligations) until the aggregate indemnification obligations hereunder exceeds $1,000,000 (the “Deductible”) (Purchase Price adjustments pursuant to Sections 2.6, 2.7, 2.8 and 2.9 and any liability pursuant to Section 6.5, 6.6 or 6.7 shall not be included in the calculation of the Deductible, whereupon the Sellers shall be liable for all amounts for which indemnification may be sought solely to the extent in excess of the Deductible. For purposes of Section 8.1 or 8.5, any requirement in any representation or warranty of Parent or the Company that an event or fact be material or have a Material Adverse Effect, as appropriate, in order for such event or fact to constitute a misrepresentation or breach of such representation or warranty shall be ignored; provided, however, that no individual claim involving less than $25,000 or series of related claims involving less than $50,000 may be sought for indemnification by the Buyer Indemnified Parties and any such small claims shall not be applied to the Deductible or the Primary Cap. Notwithstanding the foregoing, in no event shall the aggregate liability of the Sellers hereunder (including Sections 2.7 and 2.8) exceed $4,000,000 (the “Primary Cap”) (except for any claims for breach of the representations, warranties and covenants of the Sellers under Sections 3.1(Due Authorization), 3.2 (Title to Shares), 3.4(b) or (c) (Subsidiaries), 3.6 (Capital Stock; Title to Shares), 3.7 (Convertible Securities, Options, Etc.), 3.13 (Taxes), 3.25

(Employee Benefits), 6.4 (Covenant Not to Compete), 6.5 (Additional Tax Matters) and the indemnity provisions of Sections 8.1(a)(B) or (D) and any claims for fraud). In no event shall the aggregate liability of the Parent and the Sellers to Buyer Indemnified Parties for breaches of Section 8.1(a)(B) and (D) in the aggregate exceed the amount equal to (x) $12,000,000 less (y) the aggregate amount of claims paid by Sellers under the Primary Cap. In no event shall the aggregate liability of (i) the Parent and the Sellers to the Buyer Indemnified Parties under this Agreement and the Transaction Documents or Buyer and/or Global to any Seller Indemnified Party for indemnification under this Agreement and the Transaction Documents exceed $50,000,000 (the “Cap”) other than claims for fraud and (ii) any Member to the Buyer Indemnified Parties under this Agreement and the other Transaction Documents exceed such member’s pro rata share of the Cap based on such Member’s share of the Purchase Price (excluding Funded Indebtedness) as if such amount was distributed to the Members immediately following the Closing pursuant to the terms of the Parent’s Organizational Documents and Governing Documents and further provided that such individual portion of the Cap shall not exceed the amount of the Purchase Price actually distributed to such Member or its transferees (this clause (ii), their “Pro Rata Limitation”). However, nothing in this Article VIII shall limit Buyer or the Sellers in exercising or securing any remedies or in the amount of damages that it can recover from the Sellers or Buyer in the event that Buyer or the Sellers successfully prove fraud by the other in connection with this Agreement, including the Financial Statements or the Disclosure Schedules attached hereto; provided, however, that (i) no particular member of Parent shall be liable for the fraud of any other member of Parent and (ii) no particular member of Parent shall be liable for more than their Pro Rata Limitation for any fraud committed by Parent and/or the Companies unless Buyer successfully proves fraud by such member of Parent. Any settlement of a claim brought against an Indemnified Party must be consented to in writing by the Indemnified Party, and such consent shall not unreasonably be withheld, provided, however, that the Parent shall have the absolute right to settle any and all claims to the extent that payment for such claim is made solely from the Escrow Sum. Neither Buyer nor the Sellers shall be liable for punitive damages pursuant to any claim made by another party to this Agreement.

8.6 Other Limitations Regarding Indemnification.

(a) To the extent that any breach of a representation, warranty or covenant made by the Sellers is capable of remedy or cure, Global shall, and shall cause each other Buyer Indemnified Party to, afford the Seller Indemnifying Party thirty (30) days to remedy or cure the breach and provide to the Seller Indemnifying Party all reasonable assistance (including access to buildings, offices, records, files, properties and assets) in connection with such remedy or cure. Global shall take, and shall cause each other Buyer Indemnified Party to take, reasonable measures to mitigate the consequences of any breach giving rise to an indemnification obligation of the Seller Indemnifying Party under this Agreement. Conversely, to the extent that any breach of a representation, warranty or covenant made by Global or Buyer is capable of remedy or cure, the Sellers shall, and shall cause each other Seller Indemnified Party to, afford the Buyer Indemnifying Party thirty (30) days to remedy or cure the breach and provide to the Buyer Indemnifying Party all reasonable assistance (including access to buildings, offices, records, files, properties and assets) in connection with such remedy or cure. Sellers shall take, and shall cause each other Seller Indemnified Party to take, reasonable measures to mitigate the consequences of any breach giving rise to an indemnification obligation of the Buyer Indemnifying Party under this Agreement.

(b) With respect to any claim relating to environmental matters in which any Buyer Indemnified Party (including, without limitation, the Company) is required under applicable Environmental Law or other laws to initiate or conduct a response action, the Indemnifying Party shall only be responsible to provide indemnification with respect to the most economically reasonable response action required under such Environmental Law. A claim arising out of offsite disposal that is resolved through agreement, settlement or consent among a group of potentially responsible parties with the appropriate governmental authority shall be deemed economically reasonable as long as it affects other similarly situated parties similarly to the Buyer Indemnified Parties. The Indemnifying Party shall have the option to observe and approve (such approval not to be unreasonably withheld) any response action and Buyer and Global shall, and shall cause the Buyer Indemnified Parties (including, without limitation, the Company) to, provide the Indemnifying Party and their agents and representatives reasonable assistance, including access to any affected real property, to observe the response action. To the extent any Buyer Indemnified Party elects to implement a response action that is not economically reasonable (in Global’s reasonable determination), any excess expense relating to the response action shall be borne by the Buyer Indemnified Parties and not the Indemnifying Party.

(c) In computing the amount of any indemnification to which a Buyer Indemnified Party may be entitled by virtue of a breach of (i) Section 3.11 based on the amount of assets or liabilities reflected in the financial statements referred to therein or (ii) Section 3.17 based on the list of certain assets over $25,000, if the amount of any liabilities has been understated, or unrecorded, or assets overstated on the one hand, but on the other hand the amount of any other liabilities has been overstated or any assets understated only the net effect (benefit or detriment) of such errors shall be taken into account.

(d) Notwithstanding anything contained in this Agreement to the contrary, to the extent of any indemnification payments to any Indemnified Party with respect to any particular Indemnifiable Costs, no recovery for such amount may be made by any of the other Indemnified Parties from any of the Indemnifying Parties in respect thereof and no additional recovery for such amount may be made by any Indemnified Party under this Agreement (including any arising pursuant to CERCLA or otherwise in respect of environmental, health or safety matters) (to avoid duplicate recovery).

(e) With respect to any claim for indemnification which is a joint and several obligation of the Seller Indemnifying Parties including any claim under the second sentence of Section 8.1(a) above, Buyer and Global shall in good faith make such claim and the collection thereof first against all Sellers prior to asserting such joint and several claim against any individual Member or group of Members.

8.7 Exclusive Remedy. Except for claims for fraud, an action for damages under this Article VIII constitutes the sole and exclusive remedy of the parties with respect to money damages regarding claims made under this Agreement, and each party hereby irrevocable waives and releases the other from any and all claims and other causes of action relating to money damages regarding the provisions of this Agreement.

8.8 Adjustment to Purchase Price. Any payment under this Article VIII shall be treated for tax purposes as an adjustment of the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

8.9 No Other Representations or Projections. Except as set forth in this Agreement or the other Transaction Documents, none of Parent or the other Sellers, the Company, Buyer or Global makes any representation or warranty whatsoever, and Global and Buyer on the one hand, and the Sellers and the Company, on the other, is not relying on any such representation or warranty or any other representation or warranty in its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. No representation or warranty is made by any Party as to the future profitability, value, earning power or prospects of Global, the Companies, the Shares or the Global Stock. Without limiting the foregoing, each of Global and Buyer on the one hand and the Sellers on the other, agrees that none of Parent or the other Sellers, the Companies, Global or Buyer nor any of their respective members, equityholders, partners and Affiliates and their respective officers, directors, employees, representatives and agents make any representation or warranty with respect to any estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) provided by any Party in connection with the transactions contemplated hereby. Each of Global and Buyer further acknowledges and agrees after the Closing, it, and its equityholders and Affiliates and their respective officers, directors, employees, equityholders and partners, will have no further recourse whatsoever against any of the Seller Parties with respect to the Shares, the subject matter of this Agreement or the transactions contemplated hereby and thereby except as expressly set forth in this Agreement or the Transaction Documents. Each of Seller Parties further acknowledges and agrees after the Closing, it, and its equityholders and Affiliates and their respective officers, directors, employees, equityholders and partners, will have no further recourse whatsoever against any of Global or Buyer with respect to the Shares, the Stock portion of Purchase Price, the subject matter of this Agreement or the transactions contemplated hereby and thereby except as expressly set forth in this Agreement or the Transaction Documents.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and the Parent may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing in the event the Company and/or the Parent or the

Sellers are in breach of any representation, warranty or covenant contained in this Agreement but only to the extent such breach constitutes a Material Adverse Effect and such breach has not been cured within thirty (30) days of written notice thereof, and the Parent may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer or Global is in material breach of any material representation, warranty or covenant contained in this Agreement and such material breach has not been cured within thirty (30) days of written notice thereof;

(c) Parent and/or the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if any Governmental Body shall institute or threaten any suit, action or proceeding challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement;

(d) Buyer and/or Global may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing if any Governmental Body shall institute or threaten any suit, action or proceeding challenging the validity or legality, or seeking to restrain the consummation of the transactions contemplated by this Agreement;

(e) Buyer may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing if the Closing shall not have occurred on or before June 30, 2004 by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer or Global itself breaching any representation, warranty or covenant contained in this Agreement); or

(f) Parent may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before June 30, 2004 by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from the Company or the Sellers itself breaching any representation, warranty or covenant contained in this Agreement).

9.2 Effect of Termination. If either the Buyer or the Seller terminates this Agreement pursuant to Section 9.1 above, all obligations of the Parties hereunder, except for the obligations set forth in this Section 9.2 and Sections 10.4 (Expenses), 10.5 (Binding Effect; Assignment), 10.7 (Governing Law), 10.9 (Public Announcements) and 10.12 (Waiver of Jury Trial), shall terminate without any liability of any Party to any other Party, except that nothing contained in this Section 9.2 shall alter, affect, modify or restrict any parties’ rights to rely on and/or seek indemnification for any willful or intentional breach of any of the representations, warranties or covenants of any of the Parties contained in this Agreement or for fraud.

ARTICLE X

MISCELLANEOUS

10.1 Modifications. Any amendment, change or modification of this Agreement prior to Closing shall be void unless in writing and signed by Global, the Buyer, the

Company, Parent and the Majority Members. After the Closing, this Agreement may be amended, changed or modified with the written consent of Global, Parent and the Majority Members; provided, however, that any change or waiver which affects a particular Seller or group of Sellers individually in a manner materially adverse to all Sellers generally (as opposed to all Sellers), must be approved in writing by such Seller or the majority of such group of Sellers, as applicable. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on the first attempted delivery by United States Postal Service, or if sent by facsimile or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties hereto as follows:

Global, Buyer or the Company:

Global Imaging Systems, Inc.

3820 Northdale Boulevard

Suite 200A

Tampa, Florida 33624

Attention: Todd S. Johnson, Vice President

Fax No.:    (813) 264-7877

Tel. No.:    (813) 960-5508

With a copy to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004-1109

Attention: Christopher J. Hagan, Esq.

Fax No.:    (202) 637-5910

Tel No.:     (202) 637-5771

The Sellers:

Goense Bounds & Partners

272 East Deerpath Road

Suite 300

Lake Forest, IL 60045

Attention: John M. Goense

Fax No.:    (847) 735-2003

Tel No.:    (847) 735-2032

And

Imagine Technology Group, LLC

(Prior to the Closing)

541 Fairbanks Court

Suite 1700

Chicago, IL 60611

Attention: David Wilson

Fax No.:    (312) 321-0171

Tel No.:    (312) 321-0038

(After the Closing)

c/o Goense Bounds & Partners

272 East Deerpath Road

Suite 300

Lake Forest, IL 60045

Attention: John M. Goense

Fax No.:    (847) 735-2003

Tel No.:    (847) 735-2032

And with a copy to:

Kirkland & Ellis LLP

Aon Center

200 East Randolph Drive

56th Floor

Chicago, IL 60601

Attention: Kevin R. Evanich, P.C.

                   Jeffrey A. Fine, Esq.

Fax No.:    (312) 861-2200

Tel No.:    (312) 861-2000

or to such other address as to any party hereto as such party shall designate by like notice to the other parties hereto.

10.3 Counterparts; Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument, and in making proof of this Agreement, it shall never be necessary to produce or account for more than one such counterpart. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile transmission shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party, with originals to be circulated to the other parties in due course.

10.4 Expenses. Each of the parties hereto agrees to bear its own transaction expenses and brokerage fees in connection with the transactions contemplated hereby. Notwithstanding the foregoing, Buyer and the Company (after the Closing) shall bear all Sellers’ Closing Costs, which shall reduce the Purchase Price pursuant to Section 2.6. The Sellers shall be also responsible for all stock transfer or capital gains taxes imposed on the Companies or Sellers, if any, in connection with this Agreement.

10.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Global, the Company, Buyer, the Parent and the Sellers, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement shall not be assignable by the Company or the Sellers without the prior written consent of Buyer; provided, however, that the Parent may assign any and all of its rights and interests hereunder (other than the Global Stock except as permitted by Section 6.6) to one or more of its Members and the Members may assign any and all of their rights and interests hereunder to one or more of their affiliates, in each case so long as such Seller or Sellers, as applicable, remains responsible for the performance of all their respective obligations hereunder. This Agreement shall be assignable by Buyer to a wholly owned subsidiary of Global or a wholly-owned subsidiary of any such subsidiary (unless in each case Buyer or Global intends to sell or transfer such Subsidiary) without the prior written consent of the Parent, but any such assignment shall not relieve Buyer or Global of its obligations hereunder. In addition, the indemnification rights of Buyer or Global under Article VIII hereof may be collaterally assigned to Wachovia Bank, National Association. Furthermore, as Global intends to merge Buyer with and into the Company following the Closing, Global shall be entitled to enforce and exercise any of Buyer’s rights under any of the Transaction Documents following the consummation of such merger.

10.6 Entire and Sole Agreement. This Agreement and the other schedules and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof other than the Confidentiality Agreement.

10.7 GOVERNING LAW. IT IS UNDERSTOOD AND AGREED THAT THE CONSTRUCTION AND INTERPRETATION OF THIS AGREEMENT SHALL AT ALL TIMES AND IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAWS. ANY CLAIM, COMPLAINT, OR ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF

DELAWARE, WHOSE COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER CLAIMS, COMPLAINTS, OR ACTIONS BROUGHT UNDER THIS AGREEMENT, AND THE PARTIES HEREBY AGREE AND SUBMIT TO THE PERSONAL JURISDICTION AND VENUE THEREOF.

10.8 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

10.9 Public Announcements. No party shall make any public announcement of the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure and provide a reasonable opportunity for review and comment prior to making the disclosure).

10.10 Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled, subject to the terms of Article VIII.

10.11 Waiver. No failure or delay on the part of any party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

10.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

10.13 Breach or Violation. Without limiting or waiving in any respect any rights or remedies of any party hereto under this Agreement or hereinafter existing at law or in equity or by statute, each of the Parties hereto shall be entitled to seek injunctive relief or specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement.

10.14 Global Undertaking. Global acknowledges and agrees that it will receive substantial direct and indirect benefits from the consummation of the transactions contemplated hereby. Accordingly, Global hereby absolutely and unconditionally guarantees and shall be liable for the prompt payment and performance of all of the duties and obligations of Buyer under and pursuant to this Agreement as a primary obligor and shall be jointly and severally liable with Buyer for all liabilities and obligations of Buyer under this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

GLOBAL:

GLOBAL IMAGING SYSTEMS, INC.

By:	/s/ Thomas S. Johnson
Name: Thomas S. Johnson
Title: Chairman and Chief Executive Officer

BUYER:

ITG ACQUISITION I CORPORATION

By:	/s/ Todd S. Johnson
Name: Todd S. Johnson
Title: President

THE COMPANY:

IMAGINE TECHNOLOGY GROUP, INC.

By:
Name: John Leinweber
Title: Chief Executive Officer

THE PARENT:

IMAGINE TECHNOLOGY GROUP, LLC

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

GLOBAL:

GLOBAL IMAGING SYSTEMS, INC.

By:
Name: Thomas S. Johnson
Title: Chairman and Chief Executive Officer

BUYER:

ITG ACQUISITION I CORPORATION

By:
Name: Todd S. Johnson
Title: President

THE COMPANY:

IMAGINE TECHNOLOGY GROUP, INC.

By:	/s/ John Leinweber
Name: John Leinweber
Title: Chief Executive Officer

THE PARENT:

IMAGINE TECHNOLOGY GROUP, LLC

By:	/s/ John Leinweber
Name: John Leinweber
Title: C.E.O.

[Signature Page to Stock Purchase Agreement]

THE MEMBERS:

GOENSE BOUNDS & PARTNERS A, L.P.

By:	GP Management, L.P.
Its:	General Partner

By:	Goense Bounds & Partners, L.L.C.
Its:	General Partner

By:	/s/ John M. Goense
Its:	Member

GOENSE BOUNDS & PARTNERS B, L.P.

By:	GP Management, L.P.
Its:	General Partner

By:	Goense Bounds & Partners, L.L.C.
Its:	General Partner

By:	/s/ John M. Goense
Its:	Member

ALLSTATE INSURANCE COMPANY

By:
Its:

JOHN LEINWEBER

[Signature Page to Stock Purchase Agreement]

THE MEMBERS:

GOENSE BOUNDS & PARTNERS A, L.P.

By:	GP Management, L.P.
Its:	General Partner

By:	Goense Bounds & Partners, L.L.C.
Its:	General Partner

By:
Its:	Member

GOENSE BOUNDS & PARTNERS B, L.P.

By:	GP Management, L.P.
Its:	General Partner

By:	Goense Bounds & Partners, L.L.C.
Its:	General Partner

By:
Its:	Member

ALLSTATE INSURANCE COMPANY

By:	/s/ Dorothy E. Even	By:	/s/ Patricia Wilson
	Dorothy E. Even	Its:	Patricia Wilson
	Authorized Signatory		Authorized Signatory

JOHN LEINWEBER

[Signature Page to Stock Purchase Agreement]

THE MEMBERS:

GOENSE BOUNDS & PARTNERS A, L.P.

By:	GP Management, L.P.
Its:	General Partner

By:	Goense Bounds & Partners, L.L.C.
Its:	General Partner

By:
Its:	Member

GOENSE BOUNDS & PARTNERS B, L.P.

By:	GP Management, L.P.
Its:	General Partner

By:	Goense Bounds & Partners, L.L.C.
Its:	General Partner

By:
Its:	Member

ALLSTATE INSURANCE COMPANY

By:
Its:

/s/ John Leinweber
JOHN LEINWEBER

[Signature Page to Stock Purchase Agreement]